   As filed with the Securities and Exchange Commission on September 25, 2001
                           Registration No. 333-94477
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM SB-2
                                AMENDMENT NO. 4
                                       TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                      DIVERSIFIED SECURITY SOLUTIONS, INC.
                        Formerly known as IntegCom Corp.
             (Exact name of registrant as specified in its charter)
                             ----------------------


          Delaware                              421600                        22-3690168
(State or Other Jurisdiction of      (Primary Standard Industrial         (I.R.S. Employee
 Incorporation or Organization)       Classification Code Number)      Identification Number)


                            James E. Henry, President
                     Diversified Security Solutions, Inc.
                               280 Midland Avenue
                         Saddle Brook, New Jersey 07663
                                 (201) 794-6500
              (Address of principal executive office and agent and
                      telephone number including area code)
                             ----------------------


                 Please address a copy of all communications to:


       Arnold N. Bressler, Esq.                         Andrew Friedman, Esq.
         Diane Phillips, Esq.                           Andrew Sherman, Esq.
   Milberg Weiss Bershad Hynes & Lerach LLP           McDermott, Will & Emery
        One Pennsylvania Plaza                       600 Thirteenth Street, N.W.
         New York, NY 10119                            Washington, D.C. 20005
     Telephone No.(212) 594-5300                    Telephone No. (202) 756-8610
       Fax No. (212) 868-1229                          Fax No. (202) 756-8087

                             ----------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------

                        Calculation of Registration Fee


-----------------------------------------------------------------------------------------------------------------------
     Title of Each Class of           Amount        Proposed Maximum        Proposed Maximum           Amount of
   Securities to be Registered         to be        Offering Price Per      Aggregate Offering     Registration Fee(1)
                                   Registered(2)        Security(1)              Price(1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par                   1,725,000             7.00         $12,075,000                   $3,018.75
value
-----------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants (3)                 172,500             .001             $172.50                     (4)
-----------------------------------------------------------------------------------------------------------------------
Common Stock Underlying                    172,500             8.40         $ 1,449,000                     $362.25
Underwriter's Warrants
-----------------------------------------------------------------------------------------------------------------------
Total Registration Fee                                                                                    $3,381.00(5)
-----------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act.

(2) Includes 225,000 shares which the underwriter has the option to purchase to cover over-allotments, if any.

(3) Represents warrants to be issued to the Underwriter. Pursuant to Rule 416, there is also being registered hereby such additional indeterminate number of shares of Common Stock as may become issuable by reason of the anti-dilution provisions set forth in the Underwriter's Warrants.

(4)  None pursuant to Section 457(g).

(5) On January 12, 2000, upon the initial filing of this registration statement, the registrant paid a fee of $5,799 and, therefore, a filing fee is not due.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION DATED SEPTEMBER 25, 2001

                             PRELIMINARY PROSPECTUS

                                     [Logo]
                      Diversified Security Solutions, Inc.

                       1,500,000 Shares of Common Stock
                                $[ ] per share


         Diversified Security Solutions, Inc. is offering 1,500,000 shares of our common stock.


         This is our initial public offering and there currently is no public market for our common stock.



                             ----------------------
         This investment involves risks which are described in the 'Risk Factors' section beginning on page 9.
                             ----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              Offering Information


Public offering price:                           Per Share           Total
Underwriting discounts and commissions:
Proceeds to the Company:
                                                                          (1)

         We have granted the underwriter a 30-day option to purchase up to an additional 225,000 shares of common stock at the initial public offering price, minus the underwriting discount, to cover over-allotments. The underwriter is offering the shares on a firm commitment basis. The underwriter expects to deliver the shares of common stock to purchasers on __________, 2001.

--------
(1) Before deducting expenses of this offering.


                            GUNNALLEN FINANCIAL, INC.

                             ----------------------
                   The date of this prospectus is        , 2001

                       [THIS PAGE INTENTIONALLY LEFT BLANK]

TABLE OF CONTENTS




                                                            Page
                                                            ----
Preliminary Prospectus........................................    1
Prospectus Summary.............................................   3
Summary Financial Data.........................................   7
Risk Factors...................................................   9
Use of Proceeds................................................  13
Dividend Policy................................................  16
Capitalization.................................................  16
Dilution ......................................................  17
Selected Financial Information.................................  19
Cautionary Note Regarding Forward- looking Statements..........  22
Management's Discussion and Analysis of
         Financial Condition and Results of Operations.........  22
Business ......................................................  27
Management.....................................................  38
Certain Transactions...........................................  48
Principal Stockholders.........................................  49
Description of Securities......................................  50
Shares Eligible for Future Sale................................  52
Underwriting...................................................  53
Legal Matters..................................................  55
Experts  ......................................................  55
How to Get More Information....................................  55
Change in Accountants..........................................  56
Consolidated Financial Statements.............................. F-1

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of purchasing our securities discussed under 'Risk Factors.'

Our Business

         We are a single source provider of diversified technology-based integrated security solutions for commercial enterprises and governmental agencies. Our two operating divisions are Integration and Manufacturing which focus on the electronic security segment of the security industry. We provide services, which include:

         o         consulting and planning
         o         engineering and design
         o         systems integration
         o         maintenance and technical support

         As a security integrator, we primarily design, customize, install, connect and maintain closed circuit television ("CCTV") and access control systems for customers in the private and public sectors under the tradename, HBE or Henry Brothers Electronics. Either together or on a stand-alone basis, these systems detect and reduce crime, prevent unauthorized entry and record evidence of infractions or accidents. They are also an effective tool in improving building and facility management. As part of an access control system, we may also install, maintain and monitor intrusion alarms and monitor alarms for building maintenance systems and fire alarm systems.


         In 2000, our company was ranked No. 40 in the 5th annual Top Systems Integrators Report published by Security Distributing and Marketing magazine ("SDM"). SDM ranks the top 100 largest firms selling CCTV, access control and integrated security systems.


         We also manufacture, develop and assemble various security related products, which we use in our own installations and for sales to other integrators under the trade name Viscom Products.

         We have recently developed mobile applications for our closed circuit television and digital video recorder products. We are in the process of developing products for use on armored cars, police vehicles and taxis.

          We provide services to the following market segments:
                                        3

         o         transit
                   authorities
         o         airports
         o         universities
         o         office buildings
         o         hospitals
         o         brokerage firms
         o         airlines
         o         utilities

         Our customers include:


                                                         Percent of
                                                        Our Business
                                                                6 Months
                                                     2000         2001
                                                     ----       --------
         o         New York Transit Authority          34           2.4
         o         Motorola                            12             1
         o         Delta Airlines                      .1
         o         Qwest Communications                .1
         o         Lucent Technologies                 .1
         o         Silverstein Properties               5%         28.8
         o         Port Authority of New York           2            --
         o         United States Army                   1           2.5
         o         United States Air Force              1           2.5
         o         Denver RTD                          25            --
         o         San Francisco MUNI                  --            .1
         o         World Trade Center                  .1            .1



      Although Silverstein Properties, (the lessee of four buildings at the World Trade Center, including the Twin Towers) is a major customer of ours, our World Trade Center related sales for the six months ended June 30, 2001 accounted for approximately 0.09% of this business.


Our Industry

         According to the Securities Industry Association, the $100 billion global security industry comprises manufacturers of securities products ($30 billion) and providers of specialized security services ($70 billion). Key industry drivers include a growing public concern about crime, fear of terrorism, expanding global reach of U.S. corporations into less stable geographic regions, increasing economic losses from crime/fraud and strong economic conditions.

         The security industry is highly fragmented and consists of a broad array of equipment manufacturer and distributors, consultants and engineers and systems integrators, each of which provides only a portion of the services required to deliver an integrated security solution. We believe that as a single source provider of security solutions we can expedite project completion and reduce our clients' manpower requirements and aggregate business project costs. In addition, we have the flexibility to respond to our clients' particular needs, whether the client requires only one of the services offered by us, various services on an ongoing basis, or a comprehensive turnkey security solution using all of our areas of expertise.

         Our objective is to become a leading provider of diversified, high value-added technology-based security solutions for medium and large commercial and government facilities in the United States and around the world. Our strategy focuses on developing and maintaining long-term client relationships.

Our Growth Strategy

         Key elements of our growth strategy include:

        o enhancing our Mobile Digital Video Recorder (MDVR) for applications in new market segments
        o         expanding our marketing program
        o         expanding our dealer network
        o         expanding our corporate infrastructure
        o         establishing new offices in new geographic areas
        o         acquiring other security systems integrators in new regions
        o continuing to develop or acquire advanced and emerging technologies and products and maintaining a high level of technological sophistication
        o         continuing to expand our client base in targeted industries
        o enhancing our ability to pursue bidding opportunities on larger projects

         o         continuing to focus on providing high-value-added services.

         Our management considers its forty-five year relationship with Motorola to be one of its most important assets. We sell to Motorola and its authorized service shops closed circuit television devices that we distribute or manufacture, and we support Motorola, its divisions and authorized service shops with integration, consulting and maintenance services.

Our Offices

         Our headquarters are located at 280 Midland Avenue, Saddle Brook, New Jersey, 07663; our telephone number is (201) 794-6500; and our web site, which is still under development, can be accessed at www.viscomproducts.com. Information to be contained in our web site is not part of this prospectus. We also maintain an office for systems integration in Grand Prairie, Texas near the Dallas - Ft. Worth airport.

Corporate Background

         Our current management began operations in 1989 when we acquired certain assets from the Communications Group, Inc., a publicly held company. Such assets were previously owned by Henry Brothers Electronics, which was established in 1952.

The Offering




 Common stock offered by us.................           1,500,000 shares

 Common stock
 to be outstanding
 after this offering........................           4,500,000 shares.  Our
                                                       outstanding shares do not include:

                                                       o  172,500 shares reserved for issuance upon
                                                          exercise of the underwriter's warrants;

                                                       o  500,000 shares reserved for issuance upon
                                                          exercise of options eligible for grant under our
                                                          stock option plan, of which 100,000 have been granted;

                                                       o  225,000 shares reserved for issuance in this offering to cover over-allotments, if any, by the underwriter.
We intend to use the net proceeds
 of this offering to:
                                                       o   expand our dealer network (10%);

                                                       o   open sales and service offices in
                                                           targeted regions (10%);

                                                       o   make acquisitions of other systems integrators
                                                           and related  business (13%);

                                                       o   hire additional management
                                                           and marketing personnel (11%);

                                                       o   increase development of
                                                           proprietary products for identifiable markets (11%);

                                                       o   Repay debt (13%);

                                                       o   sales and marketing (13%); and

                                                       o   working capital and general corporate purposes (19%).


Risk factors........................................  Investing in our common stock involves a high degree of risk and immediate and substantial dilution.
                                                      See "Risk Factors" beginning on page 9.



      We applied for quotation of our common stock on the American Stock Exchange (the AMEX) under the symbol "DVS". AMEX has denied our application because we did not meet its listing criteria. We have requested a hearing for the purpose of obtaining a waiver of the listing criteria so that we can be listed on the American Stock Exchange. This hearing has been scheduled for October 16, 2001, and we expect a decision within a week of this date. We are also applying for listing on the Nasdaq SmallCap Market. Our proposed Nasdaq symbol is "DVSS". If the AMEX grants us a waiver, we will withdraw our Nasdaq application.


                             SUMMARY FINANCIAL DATA

      You should read the following summary financial data together with the section in this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our financial statements and notes included elsewhere.


                                                                              Six Months
                                            Year Ended December 31,          Ended June 30,
                                            -------------------------   -------------------------
                                               1999         2000          2000          2001
                                               ----         ----          ----          ----
Statement of Operations Data

Sales.....................................  $ 7,556,855  $14,311,835   $5,764,724   $6,209,405

Cost of goods sold........................    5,255,303    9,869,566    3,979,057    3,821,299
                                                  69.54%       68.96%       69.02%       61.54%

Gross profit..............................    2,301,552    4,442,269    1,785,667    2,388,106
                                                  30.45%       31.04%       30.98%       38.46%

Selling, G&A..............................    1,863,447    3,729,916    1,610,068    2,016,388
                                                  24.66%       26.06%       27.93%       32.47%

                                                                              Six Months
                                            Year Ended December 31,          Ended June 30,
                                            -------------------------   -------------------------
    Statement of Operations Data               1999         2000          2000          2001
    ----------------------------              -----         ----          ----          ----
Interest..................................      122,340     267,455        78,162      93,203
                                                   1.62%       1.87%         1.36%       1.50%

Income before taxes.......................      315,765     444,898        97,437     278,565

Income tax ...............................      134,909     197,837        40,924     119,800

Net income ...............................      180,856     247,061        56,513     158,765
                                                   2.39%       1.73%         0.98%       2.56%

Retained earnings beginning...............      456,447     637,303       637,303     884,364

Retained earnings end.....................      637,303     884,364       693,816   1,043,129

Basic and diluted earnings per share......        $0.06       $0.08         $0.02       $0.05

The pro forma balance sheet data below as of June 30, 2001 has been adjusted to reflect the sale of common stock offered in this prospectus at an assumed public offering price of $6.50 per share.




                                                 As of June 30, 2001
                                                      Historic                               Pro Forma
                                                      --------                               ---------
   BALANCE SHEET DATA

Total working capital......................            $3,074,176                          $ 9,849,176
Total assets...............................             6,091,432                           12,866,432
Total liabilities..........................             4,805,754                            3,805,754
Total stockholder's equity.................            $1,285,678                          $ 9,060,678


                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our securities.

Risks Relating to Our Business

We may not be able to develop or acquire new technological solutions necessary for our customers' requirements

         Our success depends on acquiring or developing new technology to satisfy our customers' needs. Any failure or delay to deliver these advances on our part could have a negative impact on business .

We are currently dependent upon a small number of customers for a large portion of our revenues

         In the year ended December 31, 1998, NYC Transit represented 34% of our revenues, Motorola represented about 14% and Silverstein Properties represented 8%. In 1999, NYC Transit accounted for about 32% of our revenues, Motorola nearly 5% and Silverstein Properties 8%. In 2000, NYC Transit accounted for 34%, Motorola 12% and Silverstein Properties 5% of our revenues. In the six months ended June 30, 2001, Silverstein Properties accounted for 29%, Motorola 1% and NYC Transit 2%. The loss of or diminution of business from any of these customers could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a few vendors, and we rely on timely deliveries of equipment from all outside sources

         We obtain from sole sources devices and software for specific access control and imaging, remote transmission, smart key and mobile applications. The loss of any one of these companies as suppliers or our inability to develop or acquire new technologies from other sources could have an adverse impact on our business and its prospects. While we believe alternative vendors are available, we have not yet identified them.

         Timely vendor deliveries of equipment meeting our stringent quality-control standards from all suppliers are also important to our business because each installed system requires a variety of elements to be fully functioning at once. The failure to deliver any critical device or component, when needed in operating condition, can delay a project, trigger vendor penalties, halt progress payments or result in cancellation.

We experience intense competition for business from a variety of sources and may be compelled on government projects to engage in competitive bidding or affirmative action programs with minority contractors

         In system integration, we compete for new business with large construction firms, electrical contractors, consultants in the security business and other systems integrators. In our manufacturing operations, we vie with numerous manufacturers such as -- Vicon, Sensormatic, Pelco and Phillips. Many are much larger than we are and have more resources.

         Pursuit of government business typically involves competitive bidding under an exacting set of varied rules, where the low bidder is generally awarded the contract. Such business often means lower profit margins. A winning bidder may also be compelled to subcontract to or hire minority enterprises for security projects to satisfy public requirements of affirmative action programs. In that event, we may encounter difficulties finding technologically qualified subcontractors that comply with these requirements.

We rely on only a few key executives


         James E. Henry, Irvin F. Witcosky and Louis Massad, our three top officers and directors, are employees vital to our business operations. The loss of any one of them could have an adverse impact on our business, financial condition or results of operations. We have entered into five (5) year employment contracts with Messrs. Henry, Witcosky and Massad. See 'Management -- Employment Agreements.' In addition, we maintain a key man insurance policy on the life of Mr. Henry in the amount of $1,000,000 with Diversified Security Solutions, Inc. as the beneficiary.


Our business and growth will suffer if we are unable to hire and retain highly skilled personnel

         Competition for highly skilled employees is intense in our industry. Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. If we are unable to hire and retain skilled personnel, our growth may be restricted, the quality of our products and services diminished and our revenues and the value of your investment reduced. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future.

Our past financial results are not indicative of our future results

         For the years ended December 31, 1999 and 2000 our sales were $7,556,855 and $14,311,835, and our net income for those years was $180,856 and $247,061. Our net income was small in actual dollar amounts as well as in relationship to total sales, representing from 1.73% to 2.39% of sales. For the six months ended June 30, 2000 and 2001 our sales were $5,764,724 and $6,204,405. Our net profit for the six months ended June 30, 2001 and 2001 were $56,513 and $158,765, respectively. Our profitability has not been continuous and we cannot assure you that the sales and profitably we have recently experienced will continue.


Fluctuations in Quarterly Results

         Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, including the timing and nature of projects from which revenues are recognized during any particular quarter. Such fluctuations may contribute to the volatility in the market price for our common stock.

Economic downturns or recessions may dampen the demand for our security systems

         Our previous experience indicates that during economic declines, some decisions to implement security programs and install systems are deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to peoples' increasing economic need. However, we are not able to predict whether a slowdown will have a negative effect, and the extent, if any, on our business, financial condition and results of operations.

Lengthy Sales Cycle

         The sale of our products frequently involves a substantial commitment of resources to evaluate a potential project and prepare a proposal. In addition, approval of proposals often involves a lengthy process due to clients' internal procedures and capital expenditure approval processes. Accordingly, the sales cycle associated with our products is typically lengthy and subject to certain risks that are beyond our control, including risks relating to clients' budgetary constraints and internal priorities and procedures.

If we do not develop a sufficient sales and marketing force, we may not be able to improve profitability and increase revenues sufficiently

         Currently, we engage in limited marketing activities, conducted primarily by our senior management. We have obtained leads for new business mainly through recommendations from existing clients and general word of mouth rather than extensive marketing and sales campaigns. After the completion of this offering, we will hire an in-house sales and marketing staff . Our inability to develop an effective sales and marketing group could have a negative effect on our planned growth and profitability.

We may not be able to successfully make acquisitions or form joint ventures as a means of fostering our growth

         We may not be able to identify suitable candidates for acquisitions or joint ventures or consummate transactions with them. Since we are relying on acquiring other companies and forming joint ventures with independent integrators to promote a portion of our growth, our opportunities may be limited in this regard.

         If we make an acquisition of a company or form a joint venture, we could have difficulty assimilating the acquired company's operations and personnel or working with the joint adventurer which could increase our expenses and reduce the value of your investment. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and charges as well as materially and adversely affect our revenues and the value of your investment.

We have no patents, patents pending or copyrights, and we may not be able to protect our remaining proprietary rights and may infringe on the proprietary rights of others

         Although we expect to file a patent application in the near future for our MDVR, we currently have no patents, patents pending or copyrights, but we regard our trade secrets and similar intellectual property as important to our success. Periodically, we help other manufacturers design products for our customers. However, our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. If we are unable to safeguard our intellectual property rights, our business, operating results and financial condition could be materially harmed. Third parties may bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Third parties may also claim that we have misappropriated their technology or otherwise infringed on their proprietary rights. At present, we are not aware of any claims. Any claims of infringement, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into expensive royalty or licensing arrangements or prevent us from using important technologies or methods. These eventualities, together or alone, could damage our business and financial condition.



Continuing need for additional financing

        We believe that the proceeds from this offering together with anticipated cash flows from operations will be sufficient to satisfy our working capital requirements for the foreseeable future. We plan to incur substantial costs over the near-term in connection with our expansion plans. We may need to seek additional financing sooner than we anticipate as a result of any of the following factors:

         o         changes in operating plans;
         o         acceleration of our expansion plans;
         o         lower than anticipated sales
         o         increased costs of expansion, including construction costs;
         o         increased operating costs; and
         o         potential acquisitions.

Additional financing may not be available on commercially reasonable terms, if at all.

Risks Relating to This Offering


Our management will control approximately 67% of our common stock after this offering and their interests may be different from and conflict with yours

         The interests of management could conflict with the interests of our other stockholders. After this offering, Mr. Henry, Mr. Witcosky and Mr. Massad will beneficially own a total of approximately 67% of our outstanding common stock if the underwriter's over-allotment option is not exercised in full. Accordingly, if they act together, they will have the power to control the election of all of our directors and other issues for which the approval of our shareholders is required. If you purchase shares of our common stock, you may have no effective voice in our management.

We have broad discretion to use the offering proceeds and how we invest these proceeds may not yield a favorable return

         Our management has broad discretion to spend the proceeds from this offering . The failure of our management to apply these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline.

You will incur immediate and substantial dilution


         You will experience an immediate and substantial dilution of $4.53 per share in the net tangible book value per share of common stock from the initial public offering price, assuming an initial public offering price of $6.50 per share, representing the mid point of the filing range. You may also experience dilution if future stock options to purchase our shares, or if the warrants issued to the underwriter are exercised. Accordingly, existing shareholders will benefit disproportionately from this offering. If we raise additional capital through the sale of equity, including preferred stock or convertible securities, your percentage ownership will be diluted.


Unless a public market develops for our securities, you may not be able to sell your shares


         Prior to this offering, there has been no public market for our common stock. Our application for listing our common shares with the American Stock Exchange has been denied. Although we will have a hearing on October 16, 2001 for the purpose of determining whether we can be listed on the American Stock Exchange by obtaining a waiver, we do not know if the waiver will be granted.
We are also applying for listing on the Nasdaq SmallCap Market, but we do not know if our application will be accepted. Even if our shares are listed on either the American Stock Exchange or on Nasdaq an active trading market may not develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities. The initial public offering price has been determined between us and the underwriter of the offering. Please see "Underwriting" for a discussion of the factors considered in determining the initial public offering price.


Our stock prices may fluctuate, which may make it difficult to resell your shares at attractive prices

         The market price of our common stock may be highly volatile. The market prices of securities of other technologically oriented companies of similar size have been extremely volatile. Factors that could cause volatility in our stock price include:

          o    fluctuations in our quarterly operating results;

          o changes in the market valuations of other security or technology companies and stock market prices and volume fluctuations generally;

          o    economic conditions specific to the security industry;

          o announcements by us or our competitors relating to new services or technologies, significant acquisitions, strategic relationships, joint ventures or capital commitments;

          o    applicable regulatory developments; and

          o    additions or departures of our key personnel.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of approximately $7,775,000 from the sale of the securities in this offering, based upon an initial public offering price of $6.50 per share. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $9,000,000. These amounts are derived after deducting estimated underwriting discounts, commissions, fees and expenses of approximately $1,975,000 and $2,221,250, if the over-allotment option is exercised in full, payable by us. We currently intend to utilize the net proceeds of this offering substantially as follows:



                                                                                          Percent
                                                                        Amount              (%)
                                                                        ------            ------
Marketing ....................................................         $1,000,000          13%
Expand our dealer network....................................             750,000          10
Open additional offices for sales and services.................           750,000          10
Make acquisitions of other systems integrators
 and related businesses........................................         1,000,000          13
Hire management and marketing personnel........................           900,000          11
Research and development......................................            875,000          11
Repay debt ...................................................          1,000,000          13
Working capital and general corporate purposes...............           1,500,000          19
                                                                       -----------         ----
         Total.................................................        $7,775,000        100%




Marketing

         We intend to actively solicit new customers and business by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to solicit prospective customers.

Expand Our Network

         We intend to use a portion of the proceeds of the offering to hire personnel to identify experienced and qualified dealers and enroll them as distributors for our products and services.

Open Additional Sales and Service Offices

         In selected areas of the country, we intend to open new offices. These locations have not been determined as yet, but the primary factors in their selection will be the extent of business prospects and qualified personnel available there. Having a presence in specific geographic markets should increase our chances to develop new or additional business.

Make Acquisitions of Other Systems Integrators and Related Businesses

         Although none have been identified, we anticipate acquiring other systems integrators in the security industries of similar or smaller size than us and related businesses. We will target geographic areas other than our current and planned offices and will enable us to compete for business in those areas or on a more national basis.

Hire Management and Marketing Personnel

         We expect to hire additional management and marketing personnel in order to grow our business. Management personnel will assist in directing existing and new personnel for projects and overall business. We need to more actively market our services and manufactured products. Since we have not done so in the past, it is necessary to hire qualified personnel with marketing and sales experience in selling security or technical devices.

Research and Development

         Our research and development needs to be expanded so that we can maintain a competitive advantage. We cannot assure you that our competitors will not succeed in developing technologies, products and processes that render our services obsolete. We cannot assure you that we will be able to identify, develop and offer products necessary to remain competitive.

Repay Debt
         We anticipate paying off $1,000,000 of our outstanding bank debt. Use Balance for Working Capital and General Corporate Purposes

         We anticipate that our working capital needs will increase substantially as our business grows. Consequently, we will utilize more funds to pay for, among other things, increased purchases from vendors, additional salaries and wages, professional fees and expenses and other operating costs.

         The increase in our equity and improvements in our balance sheet resulting from this offering should also enable us to increase our bonding capabilities in order to win larger projects. Keep in mind these allocations are estimates only and may be revised from time to time to meet our requirements; any excess will be added to working capital and any shortage will be deducted from working capital. Based upon our management's judgments, we may re-allocate such amounts from time to time among these categories or to new categories if we believe this to be in our best interest. In the event that the underwriter's over-allotment option is exercised, we will realize additional net proceeds which will be added to working capital.

         Pending full utilization of the net proceeds of this offering, we intend to make temporary investments in United States government or federally insured securities. We believe that the net proceeds from this offering plus working capital from operations and other sources of funds will be adequate to sustain our operations for the foreseeable future. It is anticipated that such proceeds will be utilized over the first 36 months after this offering.

                                 DIVIDEND POLICY

         We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and hence do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

         The following table sets forth our capitalization at June 30, 2001 and as adjusted gives effect to the issuance and sale of the 1,500,000 shares of common stock and the initial application of the estimated net proceeds.




                                                                                   June 30, 2001
                                                                                   -------------
Indebtedness                                                                Actual               Adjusted
                                                                            ------               --------
Short-term debt, due to bank and others, including
current portion of long term debt........................................   $   36,272          $   36,272
Long-term debt due to bank and third parties.............................    3,182,440           2,182,440
Stockholder's equity
        Preferred Stock, par value $.01 per share; 2,000,000
          shares authorized, none issued
        Common Stock, par value $.01 per share;
          10,000,000 shares authorized, 4,500,000 shares
          issued and outstanding as adjusted.............................       30,000              45,000(A)
        Additional paid-in capital.......................................      243,800           8,003,800(A)
        Deferred stock-based compensation................................      (31,251)            (31,251)
        Retained earnings................................................    1,043,129           1,043,129



                                                                                    June 30, 2001
                                                                                    -------------
Indebtedness                                                                Actual                 Adjusted
                                                                             ------                 --------
                 Total stockholder's equity..............................   1,285,678              9,060,678




(A) The Proceeds of the offering have been reduced by costs previously advanced and deferred at December 31, 2000 when the Company decided to temporarily defer a public offering.

The above table includes our:

          o bank debt in the aggregate of $2,204,834 with interest at the bank's prime rate, which will vary plus 1/2% under a credit agreement dated September 8, 1999 as amended. Under this arrangement we may borrow up to $2,250,000, for working capital, up to $250,000 for equipment purchases and $1,500,000 for special projects. Repayment of the credit line for working capital must be made by July 1, 2002 and for equipment in monthly installments starting July 1, 2002 and ending July 1, 2005. Interest payments on existing notes are due monthly . All our assets and the personal guarantees of two of our top officers are used to secure these notes but upon completion of this offering we expect our bank to eliminate the security and guarantee arrangements.

          o settlement of debt aggregating $128,685, including deferred interest, owed to a third party for money lent to us in October, 1989 under two promissory notes due December 1, 2003 at 10% interest per year. At June 30, 2001, the total balance due under these notes was $71,317. This debt is personally guaranteed by Mr. Henry and Mr. Witcosky.

          o recapitalization in which we organized Diversified Security Solutions, issued an aggregate of 3,000,000 shares of its common stock to Mr. Henry and Mr. Witcosky in exchange for all the common stock (after a recapitalization adjustment) they held in the following corporations: HBE Acquisition Corp, Viscom Products Inc., HBE Central Management Inc. As a result, the first two companies are now our wholly owned subsidiaries and HBE Central Management has been combined into HBE Acquisition Corp.

However, the above table does not cover our:

          o up to 225,000 shares of common stock to be issued under the underwriter's over-allotment option;

          o 500,000 shares of common stock reserved for issuance under our incentive stock option plan;

          o Up to 172,500 shares of common stock to be issued on the exercise of the underwriter's warrants.

                                    DILUTION

        As of June 30, 2001, our net tangible book value was $1,078,000, or approximately $.36 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding after giving effect to the recapitalization described in this prospectus under 'Capitalization', 'Business , 'Certain Transactions' and Note 1 to the financial statements included elsewhere.

        After giving effect to the sale of the 1,500,000 shares of common stock at $6.50 per share in this public offering , and after deducting estimated underwriting discounts and offering expenses, our pro forma as adjusted net tangible book value at June 30, 2001 would have been $8,853,000 or $1.97 per share of common stock. This represents an immediate increase in net tangible book value of $1.61 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.53 per share of common stock, or approximately 70%, to new investors.

        The following table illustrates this per share dilution:



Assumed initial public offering price per share of common
stock...........................................................        $6.50
Net tangible book value per share prior to the
offering......................................................          $ .36
Increase in net tangible book value per share attributable to the
offering........................................................        $1.61
Pro forma, as adjusted, net tangible book value per share after
the offering....................................................        $1.97
Dilution of net tangible book value per share to investors in the
offering........................................................        $4.53




        If the underwriter's over-allotment option is exercised in full, our pro forma as adjusted net tangible book value after the offering would have been approximately $10,170,000 or $2.15 per share of common stock. This represents an immediate increase in net tangible book value of $1.79 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.35 per share of common stock, or approximately
67%, to new investors.

        The following table summarizes on a pro forma basis, as of June 30, 2001,the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders of common stock and the investors in this offering, assuming the sale of 1,500,000 shares at the price indicated above and offered by this prospectus. The calculations are based upon the total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by us.


                                                                  Total Consideration
                                                                  -------------------
                                               Shares                                                           Average
                                             Purchased                                                            Price
                                               Number           Percent         Amount       Percent            Per Share
                                             -----------        -------         ------       -------            ---------
Existing Stockholders..................        3,000,000          67%       $   274,000        3%                $ .09

New investors..........................        1,500,000          33%       $ 9,750,000       97%                $6.50
                                               ---------         ----       -----------      ---                 -----
        Total..........................        4,500,000         100%       $10,024,000      100%                $6.59
                                               =========         ====       ===========      ===                 =====

                         SELECTED FINANCIAL INFORMATION

        The historical selected financial data as of December 31, 2000 and for the years ended December 31, 1999 and 2000 are derived from and should be read in conjunction with our audited financial statements and their notes included elsewhere in the prospectus. The historical selected financial data as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 are derived from and should be read in conjunction with our unaudited financial statements and their notes included elsewhere in the prospectus. The data presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and accompanying notes appearing elsewhere.

        Shares of common stock outstanding have been restated to reflect their capitalization described in Note 1 to the accompanying financial statements and elsewhere in this prospectus.


                                                                                            Six Months
                                                   Year Ended December 31,                Ended June 30,
                                                 ---------------------------         ----------------------

Statement of Operations Data                       1999               2000           2000               2001
                                                   ----               ----           -----              -----
Sales.....................................         $7,556,855        $14,311,835    $5,764,724        $6,209,405

Cost of goods sold........................          5,255,303          9,869,566     3,979,057         3,821,299


                                                                                                    Six Months
                                                     Year Ended December 31,                      Ended June 30,
                                                     ------------------------------          ------------------------
Statement of Operations Data                       1999               2000                   2000                2001
                                                   ----               ----                   ----                ----
                                                       69.54%               68.96%             69.02%              61.54%

Gross profit..............................         2,301,552            4,442,269          1,785,667           2,388,106
                                                       30.45%               31.04%             30.98%              38.46%

Selling,G&A...............................         1,863,447            3,729,916          1,610,068           2,016,338
                                                       24.66%               26.06%             27.93%              32.47%

Interest..................................           122,340              267,455             78,162              93,203
                                                        1.62%                1.87%              1.36%               1.50%

Income before Taxes.......................           315,765              444,898             97,437             278,565

Income tax (credit).......................           134,909              197,837             40,924             119,800

Net income................................          $180,856             $247,061            $56,513            $158,765
                                                        2.39%                1.73%              0.98%               2.56%
Retained earnings beginning...............           456,447              637,303            637,303             884,364

Retained Earnings.........................          $637,303             $884,364           $693,816          $1,043,129

Earnings per share........................             $0.06                $0.08              $0.02               $0.05


                                                       As of December 31,                 As of June 30,
                                                     ---------------------        ----------------------------
                                                       1999          2000            2000               2001
                                                       ----          ----            -----              ----
        BALANCE SHEET DATA
Total working capital.......................        $1,900,153    $2,174,022      $3,169,097            $3,074,176

Total assets................................         3,715,549     5,049,245       5,657,754             6,091,432

Total liabilities...........................         2,866,946     3,932,748       4,752,638             4,805,757

Gross profit................................           848,603     1,116,497       1,785,667             2,388,106

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including 'may,' 'could,' 'would,' 'will,' 'anticipates,' 'expects, "intends,' 'plans,' 'projects,' 'believes,' 'seeks,' 'estimates' and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in 'Risk Factors' and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following management's discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus. In addition to historical information, the management's discussion and analysis of financial condition and results of operations as well as other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors, including but not limited to, those set forth under 'Risk Factors' and elsewhere.

Overview

   We originally began in business in the early 1950's under the name Henry Brothers Electronics. In 1985, Henry Brothers Electronics was sold to Communications Group, Inc. In 1989, James E. Henry and Irvin Witcosky formed
HBE Acquisition Corp. (HAC) initially to reacquire certain assets of Henry Brothers Electronics previously sold to the Communications Group, Inc. In 1990, Messrs. Henry & Witcosky purchased assets and inventory of the former Motorola CCTV factory and formed Viscom Products Inc. In 1991, we purchased the assets and accounts of a systems integrator and his central station monitoring system which became HBE Central Management Corp. In 1993, we formed HBE Communications Corp. which was merged into HBE Acquisition Corp. in 1997. In 1995, we purchased assets of an integrator in Dallas, Texas, and formed HBE/TX, a division of HBE Acquisition Corp. In 1999, the businesses included Viscom Products, Inc., HBE Acquisition Corp. and HBE Central Management Corp., which were then merged into IntegCom Corp. where the three corporations became two divisions called
Viscom Products and Henry Bros. Electronics (HBE). Viscom designs and managers manufacturing and assembly operations. HBE currently has two integration offices, TX & NJ (NYC Metro). In July 2001, we changed our name to Diversified Security Solutions, Inc. to better describe our business.

         Our largest customer, NYC Transit, accounted for 34%, 32%, and 34% of revenues in each of the fiscal years ended December 31, 2000, 1999 and 1998. We anticipate that NYC Transit will continue to account for a significant portion of our revenues in the future. Five other customers each accounted for from 2% of our revenues to 25% during the same periods.

Results of Operations



Comparison of Six Months Ended June 30, 2001 to Six Months Ended June 30, 2000


         Since our business tends to be seasonal, most of the jobs are usually processed by us in the latter half of the calendar year.

Sales


         Sales for the six months ended June 30, 2001 totaled $6,209,405 representing an increase of 7.7% or $444,681 from $5,764,724 for the six months ended June 30, 2000. Revenues increased largely due to increased business from existing and new customers and from backlog from the prior year. Our sales to our existing customers comprised 90% of our business, and our sales to new customers accounted for 10% of our revenues for the six months ended
June 30, 2001.


Cost of  Goods Sold


         Cost of Goods Sold for the six months ended June 30, 2001 decreased to 61.5% or 7.5% from 69% for the six months ended June 30, 2000. This reduction was attributable to a different product mix and efficient labor utilization.


Operating Costs and Expenses


         Selling, General and Administrative Expenses. Selling, General and Administrative Expenses for the six months ended June 30, 2001 increased to $2,016,338 or 32.5% from $1,610,068 for the six months ended June 30, 2000. Most of the increase resulted from increase in staffing and related costs to reposition the Company for potential growth and its public offering.

         Interest Expense. Interest expenses increased to $93,203 or 1.5% of sales for the six months ended June 30, 2001 from $78,162 or 1.4% of sales for the six month ended June 30, 2000. The $15,041 increase was primarily due to a higher level of borrowing to cover increased sales volume and additional operating costs associated with hiring more personnel in anticipation of continued growth.

         Net Income. Net Income for the six months ended June 30, 2001 totaled $158,765 or 2.6% of sales as compared to an income of $56,513 or 1.0% for the six months ended June 30, 2000. The net income was the result of increased sales volume. These results are not necessarily indicative of the year-end results for 2001.


Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

Sales


         Sales increased to $14,311,835 for the year ended December 31, 2000 from $7,556,855 for the year ended December 31, 1999. The dramatic increase of $6,754,980 or 89.4% was derived principally from sales both to new customers and increased business from existing customers. Our sales to our existing customers comprised 60% of our business, and our sales to new customers accounted for 40%. Our five largest customers accounted for 66% of revenues for the year ended December 31, 2000 compared with 61% for the year ended December 31, 1999.


Cost of  Goods Sold

         Cost of sales increased to $9,869,566 or 69.0% of sales, for the year ended December 31, 2000 from $5,255,303 or 69.5% of sales, for the year ended December 31, 1999. This increase was primarily due to normal yearly fluctuations in sales, costs and margins.

Operating Costs and Expenses


         Selling, General and Administrative Expenses. Selling, general and administrative increased to $3,729,916 or 26.1% of sales, for the year ended December 31, 2000, from $1,863,447, or 24.7% of sales, for the year ended December 31, 1999. This percentage cost savings was attributable primarily to better management controls and improvements in training of the labor force.

         Interest Expense, Net of Interest Income. Interest expense increased to $267,455 or 1.9% of sales for the year ended December 31, 2000 from $122,340 or 1.6% of sales for the year ended December 31, 1999. Our borrowing pattern for both years was essentially the same.

         Net Income. For the year ended December 31, 2000, our net income totaled $247,061 or 1.7% of sales, as compared to $180,856 or 2.4% of sales for the year ended December 31, 1999. This percentage decrease is the result of improvements in sales volume offset by bonuses charged to income in the year 2000.

Liquidity and Capital Resources


         Since our inception, we have financed our operations through bank debt, loans and equity from principals, loans from third parties and funds generated by our business. As of June 30, 2001, we had $47,346 in cash.

         Net Cash Used in Operating Activities. Net cash used in operating activities amounted to $1,397,707 for the six months ended June 30, 2001 compared to $1,301,796 used for the six months ended June 30, 2000. The principal cause was an increase in accounts receivable of $1,502,261 and payments of accounts payable, accrued expenses and income taxes of $405,864 offset by inventory reduction of $532,27. The 2000 operations provided $628,258 in cash compared to the $277,761 used in 1999. The principal cause of the increase was net income of $247,061, depreciation and amortization of $190,986 and increase in payables and accruals of $724,113 offset by an increase in inventory of $558,977.

         Net Cash Used in Investing Activities. Net cash used in investing activities was $175,850 for the six months ended June 30, 2001 compared to $121,771 for the six months ended June 30, 2000. Net cash used in investing activities increased to $199,861 for the year ended December 31, 2000 from $171,785 for the year ended December 31, 1999. Because of the expansion of our business, the increase was primarily attributed to additional purchases of new computer software and equipment.

         Net Cash Provided From Financing Activities. Net cash generated from financing activities increased by $1,053,336 for the six months ended June 30, 2001 compared to $1,563,352 in the applicable prior period in June 30, 2000. The decrease was principally caused by less borrowings due to increase in cash from more profitable operations. Net cash used in financing activities was $893 for the year ended December 31, 2000 from $392,838 for the year ended December 31, 1999. Net funds provided by financing activities were reduced by $393,731 in the year 2000 compared to 1999 because of the increase of cash generated from operations.

         Our capital requirements have grown since our inception consistently with the growth of our operations and staffing. We expect our capital requirements to continue to increase in the future to expand and maintain our growth and to remain a competitive force in our industry. See the section in this prospectus entitled 'Use of Proceeds.'

         We adopted an incentive stock option plan on December 23, 1999. Under this plan, we granted options covering 100,000 shares of our common stock to our employees at an exercise price equal to $5.625. These options vest at the rate of 33 % for each year of continuous employment the optionee has with us.

Recently Issued Accounting Standards

         In June 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, " Goodwill and other intangible assets" Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of the statement. It also requires that intangible assets with estimatable useful lives be amortized over their respective estimated residual values, and reviewed for impairments in accordance with SFAS No. 121 Accounting for Impairment of Long-Lived Assets and for long - lived assets to be disposed of. We adopted SFAS 142 effective January 1, 2001. The adoption of SFAS 142 did not effect our consolidated financial statements.



                                    BUSINESS


GENERAL


   We are a single-source provider of comprehensive technology based integrated security solutions for medium and large commercial and government facilities in the United States.

   We also manufacture a limited line of our own security products under our subsidiary Viscom Products Inc.

INDUSTRY OVERVIEW

   The security industry is a growing, rapidly evolving industry sector. The growth is spurred by the continual evolution of technology that provides both security and convenience. We believe that the hundred-billion dollar market for security products and services is growing rapidly due to the following factors:

   o many existing security systems are becoming technologically obsolete and inadequate, or consist of internally incompatible subsystems creating the need for their re-engineering, upgrading and integration;
   o technological advancements provide the opportunity to increase the scope and cost-efficiency of many routine security tasks, such as the replacement of guards with electronic surveillance;
   o the proliferation of computers and advanced communications systems has created a new and growing security need to prevent the misuse of proprietary information and other intellectual property;
   o a number of highly publicized acts of terrorism have heightened corporate and government officials' awareness of an increased need for physical safety;
   o    growing public concern about crime;
   o    expanding global reach of U.S. corporations; and
   o    increasing economic losses from crime and fraud.

         The security industry is highly fragmented and consists of a broad array of equipment manufacturers and distributors, consultants and engineers and systems integrators, most of which provide only a portion of the services required to deliver an integrated security solution. Due to the limited number of single-source providers, the implementation of a medium or large-scale security project has traditionally been performed by a number of different parties. A company interested in establishing or enhancing a security system typically retains a consulting firm to define objectives, analyze requirements, and prepare engineering and design specifications. The security specifications are then distributed to systems integrators to obtain proposals to implement the project. The systems integrator in turn, engages software and hardware manufacturers and installation contractors to perform the components of the project. In addition, companies seeking to implement security systems at multiple locations may have to purchase separate systems for each location from different vendors. This approach causes client frustration with project delays, cost inefficiencies, lack of vendor accountability and incompatible subsystems. In addition, we believe that as security systems are becoming more technologically advanced, clients are recognizing that their in-house personnel lack the skills and time necessary to coordinate their security projects and that outsourcing such responsibilities offers significant cost and efficiency advantages.

OUR SOLUTION

         We believe that as a single-source provider of comprehensive technology-based security solutions we can expedite project completion and reduce our clients' manpower requirements and manpower costs. The continually evolving security requirements of commercial and government entities, together with rapidly advancing technology, provide numerous opportunities for us to assist our clients with their security needs.

         We offer a full range of security services, consisting of:

         o          consulting and planning;
         o          engineering and design;
         o          systems integration; and
         o          maintenance and technical support.

         We believe that the following key attributes provide us with a sustainable competitive advantage:

         o         experience and expertise
         o         technological sophistication
         o         independence from vendors
         o         quality control
         o         strong list of references

         Our strategy consists of the following components:

         o         expand our network of distributors and regional offices
         o         maintain and develop long-term relationships with clients
         o         focus on high value added services
         o capitalize on our position as a single source provider of security solutions
         o continue to expand our client base in targeted industries
         o         enhance ability to pursue bidding opportunities
         o         maintain high level of technological sophistication

At the beginning of each new client relationship, we designate one of our professional staff as the client service contact. This individual is the point person for communications between us and the client and often acts as the client's project manager for all of its security needs. Our engagement may include one or more of the elements described below.

         Consulting and Planning. Security consulting and planning are the initial phases of determining a security solution for a project. We have developed a planning process that identifies all systems, policies and procedures that are required for the successful operation of a security system that will both meet a client's current needs and accommodate its projected future requirements. Our consulting and planning process includes the following steps:

         o identify the client's objectives and security system requirements
         o         review the existing security system plan
         o survey the site, including inventory of physical components and software and evaluation of client's existing infrastructure and security system
         o         identify and prioritize the client's vulnerabilities
         o         develop and evaluate system alternatives
         o         recommend a conceptual security plan design
         o         estimate the cost of implementing the conceptual plan
         o         develop a preliminary implementation schedule

         As a result of this process, we provide the client with a master plan for security services which recommends an effective security solution that addresses routine operating needs as well as emergency situations.

         We believe that our comprehensive planning process enables our clients to budget for their security requirements on a long-term basis, identify opportunities for cost reduction and prepare for future risks.

         Engineering and Design. The engineering and design process involves preparation of detailed project specifications and working drawings by a team of our engineers, systems designers and computer-aided design system operators. These specifications and drawings detail the camera sensitivity requirements, layout of the control center, placement of cameras, cardreaders and other equipment and electrical requirements. Throughout our engineering and design process, we utilize our expertise in advanced technologies and our understanding of our client's operational preferences to design a system that is functional, cost-effective and accommodates the client's present and future requirements. In addition, we attempt to incorporate our clients' existing personnel, equipment and other physical resources into the system design.

         When retained as a single-source provider for turnkey security solutions, we also select the system components required under the specifications and drawings we have prepared. To minimize development costs, to the extent possible, we recommend that our customers buy off-the-shelf devices and software purchased from other vendors as well as those manufactured by us and only recommend custom equipment when absolutely necessary. Where off-the-shelf equipment and software are not available or applicable, we create the missing link and incorporate it into the system.


We have made a strategic decision not to represent any equipment manufacturer exclusively, thereby maintaining objectivity and flexibility in equipment selection. We believe that our technical proficiency with the products of a wide range of manufacturers enables us to select components that will best meet a project's requirements.

         Systems Integration. Systems integration process involves:

        o         work scope planning and scheduling;
        o         equipment  procurement;
        o         construction plans and drawings;
        o         custom systems modeling and fabrication;
        o         facility installation;
        o         project progress billings;
        o         hardware, software and network integration; and
        o         system validation and testing.

In addition to these basic integration services, we provide engineering services to enhance the compatibility of the clients' subsystems. We prepare technical documentation of the system and operations manuals and provide on-site training to client personnel.

         Under the supervision of our project manager, our technicians conduct hardware installation, hardware and software integration, system validation and testing. The aspects of systems integration that do not require a high level of technical expertise, such as wire installation and basic construction, are typically performed by our subcontractors.

         Subsystems or components that may be integrated in a security system include the following:

         o access control systems, which are designed to exclude unauthorized personnel from specified areas;
         o intrusion detection systems, which detect unauthorized door and window openings, glass breakage, vibration, motion, noise and alarms and other peripheral equipment;
         o closed circuit television systems, which monitor and record entry and exit activity or provide surveillance of designated areas;
         o critical condition monitoring systems, which provide alarm monitoring and supervision of various systems and facilities;
         o fire detection systems, intercoms, public address and network connectivity which can expand a local security system into a closely controlled worldwide system.

         Maintenance and Technical Support. We provide maintenance and technical support services on a scheduled, on-call, or emergency basis. These services include developing and implementing maintenance programs both for security systems designed, engineered, or integrated by us and for existing systems.

MANUFACTURE AND SUPPLY

         In our manufacturing and assembly operations, we produce equipment primarily for CCTV installations and our dealer network. These products are marketed under the trade name Viscom Products.

We design and engineer all of these devices, purchase their components from third parties and assemble and test the final products.

         We rely on many manufacturers of different sizes and capabilities located throughout the United States. Certain equipment and software used in our systems are obtained from sole sources. We have occasionally experienced delays in deliveries of equipment and may experience similar problems in the future. In an attempt to minimize these problems, we constantly monitor new orders to justify investment in an inventory of equipment that are generally more difficult to obtain. However, any interruption, suspension or termination of component deliveries from our suppliers could have a material adverse effect on our business and cause our redesign and resourcing to minimize the impact on installation schedules. Although we believe that there will be alternate sources and redesigns, inevitably time would be required to find substitutes.

         Our design, engineering and assembly facilities are located in the Saddle Brook, New Jersey headquarters. At present, we have not secured Underwriters' Laboratory approval of our manufactured products or met the quality management and assurance standards of an international rating organization (ISO 9000) due to our low production volume. As volumes increase and customers' needs require, we intend to obtain UL approval as well as qualifying under ISO 9000.

         We have not taken any substantial measures to qualify under these standards. Meeting such criteria involves a long, complicated process of new planning, documentation and other factors. We may not achieve these standards or may not increase the sales of our products in the future even if they are met.

         We are extending our security expertise and equipment sales for CCTV to the mobile transit operations -- the buses and trains themselves as well as armored cars, police cars and wagons, fire engines and taxis. Until recently, attempts to harness analog cameras and VCR's to on-board vehicles were crude and only marginally reliable. Mobil applications of digital video recorders have been slow to meet the tough environment.

         In October, 2000, we signed a memorandum of understanding with Sungsin of Seoul, Korea whereby we would purchase the special Sungjin video compression software and Viscom will manufacture the entire hardware set and necessary control software. We shipped our first lot of 17 units in June 2001. This will begin fulfilling a 400-piece order from S.F. Muni. We are now focusing our efforts to sign up new MDVR customers and new Viscom dealers to provide local support.

 WARRANTIES AND MAINTENANCE

         We offer warranties on all our products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, we pass along the manufacturer's warranty to the end-user. For the years ended December 31, 1999 and 2000, net expenses attributable to warranties were approximately $58,268 and $64,094.

         On non-warranty items, we perform repair services for our products sold either at our New Jersey or Texas facilities or at customer locations. In regard to maintenance services for years ended December 31, 1999 and 2000, we generated revenue of approximately $550,882 and $516,051. For those years, the percentage of our revenues attributable to maintenance services are

7% and 4%. Our devices generally have an operating life in excess of 5 years.



MARKETING

         Our marketing activities are conducted on both national and regional levels. We obtain engagements through direct negotiation with clients, competitive bid processes and referrals. At the national level, we conduct analyses of various industries and target those with significant potential demand for security solutions. At a regional level, under the supervision of senior management, each office develops and implements a marketing plan for its region. The plan identifies prospective clients within the region and sets forth a strategy for developing relationships with them. Each regional office works with the headquarters office in expanding relationships with existing national clients to include facilities within the region.

         We have identified several key industries or facility types that we believe have substantial and increasing requirements for security services, including telecommunication and technology companies, corporate complexes and industries and facilities for which security systems are required by regulation. We have developed expertise in the security regulations applicable to airports, pharmaceutical companies, prisons and nuclear utilities.

         We have also developed an expertise in mobile digital technology for use in buses and trains and intend to expand this application for law enforcement vehicles and taxis.

         Our marketing strategy emphasizes developing and maintaining long-term relationships with clients so that we can provide additional services as the clients' security requirements evolve. We undertake significant pre-assessment of a prospective client's needs before an initial contact is made. A long-term relationship typically begins with an engagement to provide consulting and planning or maintenance and technical support services. Consulting and planning assignments place us in an advantageous position, often as the client's project manager, to be engaged to implement the plan ultimately adopted by the client. Engagements for maintenance and technical support enable us to identify new requirements as they arise and to offer its solutions to such requirements.

         We employ a variety of pricing strategies for our services. Proposals for consulting services are priced based on an estimate of hours multiplied by standard rates. Systems integration engagements are priced based upon the estimated cost of the components of the engagement, including subcontractors and equipment, plus a profit margin. Pricing for engineering and maintenance services vary widely depending on the scope of the specific project and the length of engagement. All proposals are reviewed by our senior management. Many projects require that the primary contractor obtain a performance bond in the amount of the contract. The amount of bonding that we are able to obtain depends upon the level of our working capital and net worth. We believe that our ability to compete for larger projects as a primary or independent contractor, rather than through a joint venture or subcontract arrangement, has been constrained by our inability to obtain adequate bonding. We believe that the proceeds of the offering will enable us to increase our current bonding limits of $10 million and thus enhance our ability to bid for larger projects as a primary contractor which is generally more profitable than participation as a subcontractor or through a joint venture.

         We are evaluating several additional opportunities to expand our operations, which we anticipate will be initially undertaken through joint ventures or partnerships with local and international companies, acquisition of similar businesses and expansion of our dealer network.

Customers

         We sell our products and services directly to end-users in the public and private sectors. These are often state and city government agencies in transit and transportation, owners and operators of urban office buildings, public utilities, universities, large industrial and technology corporations, airlines, banks, oil, insurance and telecommunications companies, brokerage houses and retailers.


         The table below sets forth the approximate percentage of total revenues done with each of our ten largest customers/end users for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001.



        NAME OF CUSTOMER/END USER         1998           1999            2000            2001
        -------------------------         ----           ----            ----            -----
NYC
Transit                                   34%              32%            34%             2%

Motorola                                  14%               5%            12%             1%

Silverstein Properties                     8%               8%             5%            29%

Army/Air Force Exchange                    6%               2%             2%             5%

Port
Authority/Path/DOT                         2%               5%             3%             0%

Lehrer Bovis                               -                -              -             15%
Network Associates                         -                -              -              4%
Vario                                      -                -              -              3%
Equinix                                    -                -             15%             3%
Denver RTD                                 -                -             28%             1%



         Although Silverstein Properties, (the lessee of four buildings at the World Trade Center, including the Twin Towers) is a major customer of ours, our World Trade Center related sales for the six months ended June 30, 2001 accounted for approximately 0.09% of this business.


         As reflected in the above table, from period to period the business mix among our customers shifts and changes.

Backlog


         As of August 15, 2001, our backlog was approximately $10,100,000 compared to a backlog of approximately $4,800,000 as of August 1, 2000 which includes a $4,000,000 commitment from the New York Metropolitan Transit Authority and accounts for approximately 40% of this. San Francisco MUNI accounts for approximately 39% and a third, Silverstein Properties for 4%. We presently expect to manufacture and/or deliver most of the devices and systems and perform the installation services recorded in our backlog within the next 15 months.

         Nearly all our backlog figures are based on written purchase orders or contracts executed by the customer and involve product deliveries and engineering services. All orders or contracts may be cancelled. Because we usually participate in larger projects than most systems integrators in this field, our backlog typically runs higher than the industry averages.

Engineering, Research and Development


         We maintain an engineering staff consisting of 6 individuals whose functions include the improvement of existing products, modification of products to meet customer needs and the engineering and development of new products and applications. Engineering and development expenses were approximately $145,000 in the year ended December 31, 1999, $160,000 for 2000 and $200,184 for the six months ended June 31, 2001. We typically retain all rights to the products developed for a specific customer and may use them again in other applications. Currently, we are working to complete customized camera housings with call station and control features. The customized camera housings are designed to match architecturally the up-scale lobbies and spaces where they are installed.


         Also, we are currently more than 90% completed on development of MDVR hardware parts being manufactured by Viscom and utilizing software from Sungjin (CECLTD.) Previously we purchased a complete assembly of MDVR for buses and manufactured a camera and bus interface set of hardware.

Competition

         The security industry is highly competitive. We compete on a local, regional and national basis with systems integrators, consulting firms and engineering and design firms. We believe that we will become one of about ten security integrators offering a comprehensive range of services on a national basis. As a result, we will compete with different companies depending upon the nature of the project and the services being offered. For example, we have competed with ADT, Seimens, Simplex, Diebold and Mosler for systems integration work. Many of our competitors have greater name recognition and financial resources than we do. Our competitors also include equipment manufacturers and vendors that also provide security services. For our MDVR products for buses, our competition is Prima Facie, Inc. We may face future competition from potential new entrants into the security industry and increased competition from existing competitors that may attempt to develop the ability to offer the full range of services offered by us. We believe that competition is based primarily on the ability to deliver solutions that effectively meet a client's requirements and, to a lesser extent and primarily in competitive bid situations, on price. We cannot assure you that we will be able to compete successfully in the future against existing or potential competitors.

         Our ability to compete for larger projects as a primary contractor has been constrained by our inability to obtain adequate bonding. Bonds are usually required in all government-related projects and private construction or capital improvement projects above $100,000. These bonds insure that when the project is completed, it is free and clear of any liens for the customer. Insurance companies, which offer bonding of system integrators on these projects consider, among other things, the net worth of applicants in providing varying bond amounts. Generally, the higher the net worth of a qualified applicant, the bigger the bond possible. To date, no claims have been filed against us or our insurance coverage regarding the services we have performed on these projects.

         Presently, we carry an umbrella bonding policy in excess of $10,000,000 issued by the Reliance Insurance Company. Should our business continue to grow, we anticipate the need to increase our bonding capabilities to assume larger projects and customers. The capital infusion resulting from the completion of this offering should improve our financial condition which will likely increase our ability to obtain higher levels of bonding and thus enhance our ability to compete for larger projects.

Employees


         As of August 1, 2001, we had 62 full time employees including our officers, of whom 10 were engaged in manufacturing, 26 in systems installation and repair services, 8 in administration and financial control, 6 in engineering and 8 in marketing and sales.


         None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our relationship with our employees to be satisfactory.

         The design and manufacture of our equipment and the installation of our systems require substantial technical capabilities in many disparate disciplines from mechanics and computer science to electronics and advanced software. While we believe that the capability and experience of our technical employees compares favorably with other similar systems integrators and manufacturers, we may not be able to retain existing employees or attract and hire the highly capable technical employees necessary in the future on terms deemed favorable to us, if at all.

         However, we do emphasize continued training for new and existing technical personnel. Accordingly, we conduct training classes and seminars in-house, send select employees to technical schools and avail ourselves of training opportunities offered by equipment manufacturers and other specialists on a regular basis.

Properties and Facilities

         Since July 15, 1990, we have leased a 17,055 square foot facility in Saddle Brook, New Jersey, for our corporate headquarters, integration operations and later for our manufacturing plant. This facility is a one-story, modern brick building in a commercial-industrial area. The lease on this space, which has been extended three times, terminates on June 30, 2006, and provides for a fixed annual rent of $98,400 until that date, payable in equal monthly installments of $8,200. We are also responsible for the cost of property taxes, utilities, repairs, maintenance, alterations, cleaning and insurance. These facilities should meet our operational needs for the foreseeable future.

         We also lease a 4,200 square foot office facility, in Grand Prairie, Texas, between Dallas and Ft. Worth. A single-story, cinder block building in an office complex, this space is leased until January 31, 2004 at a fixed annual rental of $41,300, payable in equal monthly installments of $3,442 with additional costs to us for insurance, repairs and alterations, utilities, taxes and cleaning.




Legal Proceedings

         We know of no material litigation or proceeding, pending or threatened, to which we are or may become a party.

                                   MANAGEMENT

Executive Officers and Directors


         Our current directors and executive officers are as follows:



                   Name                       Age                    Position
                   ----                       ---                    --------
James E. Henry............................  48      President, Chief Executive Officer and  Director

Irvin F. Witcosky.........................  63      Executive Vice President, Secretary and Director

Louis Massad..............................  63      Vice President, Treasurer, Chief  Financial Officer and
                                                    Director

Leroy Kirchner............................  59      Director

                                       38



                   Name                       Age                    Position
                   ----                       ---                    --------
Robert S. Benou...........................  67        Director

         James E. Henry co-founded us in 1989 with Mr. Witcosky and has served as our president, chief executive officer and director since 1989. A graduate of the University of New Hampshire with a bachelor of science degree in electrical engineering, he worked on a part-time basis for Henry Bros. Electronics, Inc. ('HBE') as a technician from 1968 to 1978 servicing and installing CCTV, audio and radio communication systems. A full time employee starting in 1978, Mr. Henry continued to work for HBE as a systems engineer until 1989. During this period, he designed, integrated and installed extensive and sophisticated communication and control systems in microwave, laser, fiber optic and infra technologies for larger corporations, utilities and government agencies in the New York Metropolitan Area. Then in 1989 he and Mr. Witcosky arranged the repurchase of HBE from Communication Group Inc. ('CGI'), and Mr. Henry has continued to design, install, integrate and market security and communications systems as well as manage the research and development while serving as our chief executive officer and a director.

         Irvin F. Witcosky co-founded us with Mr. Henry in 1989 and has served as our executive vice president, secretary and director to date. Previously, he had also acted as our treasurer and general manager. A graduate of California Polytechnic University with a bachelor of science degree in aeronautical engineering, Mr. Witcosky entered the workforce at the Naval Weapons Center as a civilian engineer. Thereafter, from 1960 to 1974, he became involved in research, development, testing and production of rocket-assisted projectiles for naval guns and guided missiles, including the Agile missile. As a recipient of a special Michelson Laboratories Award of Fellow in Ordinance Science and co-inventor on a Navy patent for a new rocket propellant, Mr. Witcosky managed and coordinated six Navy laboratories and upwards of 100 engineers on various projects along with the civilian contractor's personnel at Thiokol and Hughes Aircraft.

         From 1974 to 1983, Mr. Witcosky founded and ran Photoscan, a CCTV company for security systems in Salt Lake City, Utah and from 1977 to 1981 he formed another corporation, Beehive Video, a video specialty concern for industrial and retail markets, where he acted as president.

         From 1978 to 1981 Mr. Witcosky served as president of PSA, the security industry buying co-op in which we are member/owners. He later worked for VCS, Inc., the former Motorola CCTV factory, now a subsidiary of ours in the capacity of vice president of marketing from 1981 through 1986.

         Since 1987, Mr. Witcosky has served as a vice president and general manager at HBE where he supervises, coordinates, performs and manages designs, sales, quotations, operations and administration.

         Louis Massad joined us in 1997 as a financial advisor and became a vice president, treasurer and chief financial officer in 1999. He holds bachelor of science and masters degrees in accounting from Cairo University in Egypt and a masters in business administration in finance from Long Island University. From 1960 to 1970, Mr. Massad worked as an auditor for a large foreign certified public accounting firm in its overseas offices.

         During 1970 and 1971, he was employed as a senior auditor at First Fidelity Bank of Newark, New Jersey. From 1971 to 1974, he served as a controller to Magnus Organ Corp., a manufacturer of electronic organs. During the 1974-1976 period, Brunswick Corporation, a large manufacturer of many products and equipment, employed him as a controller of one of its divisions. In 1976 to 1981 he held the positions of vice president of finance and treasurer of Mediscience Technology Corp., a publicly held company that manufactured medical equipment. From 1981 to 1982, the Beattie Manufacturing Company, a carpet manufacturer, employed Mr. Massad as its controller, chief financial officer and a director. Then in 1982 he began a lengthy involvement with Computer Power Inc., a publicly held manufacturer of power supply equipment for computers and emergency lighting equipment. There, he worked continuously until 1996 as vice president of finance, controller, and director. From 1996 to 1999 he functioned as an independent accountant and financial advisor to several companies, including Diversified Security Solutions.

         Since 1995, Mr. Massad has been a director of Conolog Corporation, a publicly-held company that manufactures electronic components and subassemblies for communication equipment.

         Leroy Kirchner was elected to our board of directors in December, 1999. Having earned bachelor of science and masters in business administration degrees from Fairleigh Dickinson University, he had continuously worked in various capacities for Motorola Inc., primarily in sales and marketing from 1966 through 1998. Between 1992 to 1996, he served as a Motorola vice president in charge of dealer sales for the eastern U.S. where he managed over 300 dealers and successfully directed a nation-wide task force to increase specialized mobile radio sales. From 1996 through 1998, he also functioned as vice president and strategist for a Motorola subsidiary engaged in sales of related radio equipment and systems. Afterwards to date, Mr. Kirchner has acted as an independent consultant to the communications industry.

         Robert S. Benou was elected to our board of directors in June 2001. He has been a director of Conolog Corporation since 1968 and served as its President from 1968 until May, 2001 when he was elected Chairman and Chief Executive Officer. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering.

Background Information About Certain Key Employees


         Theodore Gjini was elected Vice President in December, 1999. Mr.
Gjini also serves as operations manager and supervises the coordination of our personnel and their activities in sales and marketing, project installations and maintenance. He has acted in that capacity as well as sales engineer and project manager for us since 1988.

A graduate of New Jersey Institute of Technology with a bachelor of science degree in electrical engineering and William Paterson College with a masters in business administration, he previously worked for Allied Signal Corporation as a research technician during 1986 and as a security officer for Nabisco from 1985 to 1988.

         Emil J. Marone has worked continuously for us since 1965 as a hospital communication system specialist, security systems supervisor, systems engineer, and quality control specialist and currently Corporate Technology Officer.


In his current position, he is responsible for the development of special products and testing procedures as well as quality assurance and management. He holds an associate science degree from Bergen County Community College and has attended New Jersey Institute of Technology and Fairleigh Dickinson University taking courses in mathematics, computer sciences and engineering.


          Gerard Romolo joined our company in 1994 and has worked as a technician, manufacturer's liaison, project manager and quality control specialist. He has attended

Orange and Ulster Counties Boces taking courses in electronics and Orange County Community College studying accounting and business administration. He has received other training and certification from the National Burglar Fire Alarm Association, Edicon, PSA, Lenel, Mavix, Sungjin, Intellikey and MDI in alarms, computers and software.

         From 1988 to 1994, he worked for Prontronics Fire & Alarm Company, Inc. as a quality control manager, trouble-shooter and installer. In 1986 to 1988, he was employed by Rickel Home Center as a department manager supervising employees, ordering products and maintaining all other aspects of his department.

         Carl J. Erickson joined us as chief systems engineer in December, 1999. From 1998 through 1999, he served as a project manager for Lockheed Martin on the new Austin/Bergstrom International Airport in Texas. In this position, he supervised the design and installation of the power distribution, access control, CCTV, gate control and control center systems. He also coordinated and managed the subcontractors, the local Lockheed team, negotiated contracts and administered and supervised the construction effort.

         Between 1987 and 1998, Texas Instruments/Raytheon employed him as a project manager. In this capacity, he managed the development, design and installation of fire detection, CCTV, intercom, card access, paging and other systems for a wide variety of corporate and government projects. A graduate of Brigham Young University with a bachelor of science degree in electrical engineering, Mr. Erickson has in prior years acted as a consultant to architectural and engineering firms, contractors and owners for communications, electronic control and security systems located in airports, hotels, hospitals, penal institutions, malls and corporate.

         Robert H. Greenquist joined Viscom in 1991 and has continuously worked as a production and engineering manager. In these capacities, he has been in charge of electro-mechanical and analogue designs of equipment and oversees engineering, manufacturing and quality control activities.

From 1986 to 1991, he served as president of Alpha-Tronics, an engineering consulting firm specializing in analogue designs. During 1976 to 1986, he owned and operated Research Development Corp., an R&D consulting firm to manufacturers of high-end assemblies for echo cardiology and medical imaging equipment as well as avionics equipment in large commercial jet aircrafts. Between 1965 and 1976, he owned and operated GHV Electronics, Inc., a manufacturer of audio/visual products, where he also functioned as a design engineer for new products.

         Alberto Sid has acted as an engineering manager with Viscom Products since early 1995. Before that he held positions of director of R&D and hardware engineering manager at Graphex Imaging Systems, Inc., a manufacturer of imaging, plotter and scanner products, from 1991 until his employment by Viscom Products. In 1989 to 1991, he served as president of Telec Research and Engineering, a start-up manufacturer of products using robotic controls, high-resolution positioning devices, multiprocessors and smart light fixtures.

From 1984 to 1989, he was a senior technical specialist at Scitex America Corp., where he lent technical, maintenance and marketing support to customers. A graduate of Technion Israel Institute with a bachelor of science degree in electrical engineering, Polytechnic University of New York with a masters degree in computer science, and New York Institute of Technology with an MBA, he worked for several Israel companies from 1978 to 1984 as a technical specialist, project leader, design engineer and electronic technician.

         Charles R. Adams, Jr. started working for us in 1995 and has continued until the present. In our Texas office, he oversees service and installation projects, interfacing with customers, general contractors, architects and vendors.

From 1993 to 1995, he was employed as a service and installation supervisor for Ogden Government Services. During 1984 to 1993, he worked for Walker Engineering as foreman on projects involving security conduits, hook-ups for airport lighting, power distribution, lighting and wiring. Previously, he held positions as a wirer and electronic technician at Cal Electric, Tristar Electric and Western Electric from 1971 to 1984.

         David R. Jones joined our company in 1995 employ as a general manager. He currently acts as our senior security systems engineer and oversees sales, marketing, and customer relations in our Texas office, reviews blueprints for new projects and performs financial analysis for them. From 1993 to 1995 he worked for Ogden Security Services as an operations manager where he supervised personnel, scheduled manpower on projects and interfaced with customers.

         In 1981 to 1993, Kastle Security Systems employed Mr. Jones as a general manager. There he prepared and handled budgets and other financial reports. From 1979 to 1981, he served as an installation and service supervisor at SETEC Protection Service and worked for the Federal Bureau of Investigation from 1977 to 1979, specializing in and coordinating telecommunications between regional offices and headquarters. Mr. Jones holds a bachelor of arts degree in business administration from the University of Kentucky.

         Inge Foley has served as our office manager from 1989 to the present. In this position, she has supervised the office staff, acted as a controller and overseen the purchase of equipment and parts for us.

Having attended Rutgers University to study business administration, she had worked previously, starting in 1966 to 1989, as a sales administrator and an operations manager for Tele-Measurement, Inc., another security systems integrator.

         Jane McCallum has, since 1998, managed our Texas office where she is responsible for the administration, finance, budgeting and purchasing. In 1996 to 1998, she served as a staffing manager for Personal Touch Home Care, Inc., a concern that provides nursing service to patients in their homes. In 1995 to 1996, she acted as business service manager of RedBird Health, Inc., another health care company, where she supervised the office and clerical staff, billing and accounts payable and receivable.

         From 1990 to 1995, she was employed by Techcord Consulting Group, Inc., a security consultant, as office manager in charge of marketing, public relations, payroll, collections and invoices. Starting in 1982 to 1989, she acted as a clerical and collection supervisor for GTE directories and oversaw public relations, training and office finances.

         Potential investors should consider the backgrounds of our officers, directors and key employees whether or not they have the necessary experience and capabilities to operate our business and develop it effectively. Management's experience and ability are often deemed to be the most significant factors in the success of any business. Our management believes that it currently possesses the necessary ability and experience to operate its business effectively. Should either Mr. Henry or Mr. Witcosky leave our employ, we would be operating at a definite disadvantage. While we may be in a position to replace them with comparable personnel, that would not necessarily be the case, and in any event delays in locating suitable replacements are likely to occur.

Board Composition

         At each annual meeting of our stockholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of three and a maximum of fifteen, may be changed only by resolution of the board of directors.

         Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our business as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

Board Committees

         We have established both a compensation committee and an audit committee, a majority of which is composed of independent, outside members of our board of directors. The audit committee reviews with our independent public accountants the scope and adequacy of the audit to be performed by the independent public accountants, the accounting practices, our procedures and policies, and all related party transactions. The compensation committee recommends to our board of directors the compensation to be paid to our officers and directors, administers our stock option plan and approves the grant of options under the plan. We have appointed Messrs. Benou, Witcosky and Kirchner as the members of both committees.

Directors' Compensation

         Directors who are also our employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or any committee of the board that they attend unless the board and committee meetings are held on the same day, in which case they should be considered as one and paid accordingly. Also, these directors will be reimbursed for their travel, lodging and other out-of-pocket expenses related to their attendance at board and committee meetings. Additional compensation for these directors may be arranged for special projects. No directors' fees have been paid to date. We anticipate that our board of directors will hold regularly scheduled meetings on a quarterly basis.

Executive Compensation

         The following table sets forth the total compensation paid to our president and chief executive officer and each other executive officer whose 2000 compensation equaled or exceeded $60,000.


                           SUMMARY COMPENSATION TABLE



                                                                         Long-Term Compensation
                                       Annual Compensation               ----------------------
                                       -------------------                Securities Underlying
     Name and Principal Position       Year(s)     Salary($)                 Options/SARS (#)
     ---------------------------       ------      ---------                 ----------------

James E. Henry                           2000     148,500
President and CEO                        1999      60,000
                                         1998      60,000

Irvin F. Witcosky                        2000     148,500
Executive Vice President                 1999      60,000
                                         1998      60,000




                                                                         Long-Term Compensation
                                       Annual Compensation               ----------------------
                                       -------------------                Securities Underlying
     Name and Principal Position       Year(s)     Salary($)                 Options/SARS (#)
     ---------------------------       ------      ---------                 ------------

Louis Massad                            2000     121,000
Vice President and CFO


Employment Agreements

         Messrs. Henry and Witcosky are serving as our President and Executive Vice President, respectively, under written employment contracts for five years which commenced January 1, 2000. These agreements provide for an initial annual compensation of $135,000, unspecified bonuses approved by the board of directors and the compensation committee, an increase of 10% in compensation in each of the third, fourth and fifth years and a one-year non-competition covenant covering the security business that commences after termination of employment.

         Mr. Massad has entered into a five year written employment contract with us which commenced January 1, 2000. His initial annual compensation under such contract is $110,000, and it also provides for unspecified bonuses, a 10% increase per annum in each of the third, fourth and fifth years.

         Each of the agreements provided for termination by Diversified Security Solutions in the event the initial public offering was not completed by July 31, 2000. The agreements were not terminated at the time and have since been amended to delete that provision.

Incentive Stock Option Plan

         On December 23, 1999, our directors and shareholders approved the adoption of our Incentive Stock Option Plan (the "Plan"). Under the Plan, options to purchase a maximum of 500,000 shares of its common stock may be granted to our officers and other key employees. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended.

Administration

         Our board of directors has appointed three of its members as the compensation committee to administer the Plan. This committee determines which persons are to receive options, the number of options granted and the options' exercise prices. The compensation committee may also prescribe the rules and regulations for administering the Plan, and it is this committee which decides questions arising under the Plan or any of its rules and regulations.

Option Term and Price

         The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of our shares at the date the option is granted. However, options granted to persons owning more than 10% of our voting shares (or a combination of our voting shares and those of any subsidiary of ours) will have a term not in excess of five years, and the option price per share will not be less than 110% of fair market value.

         An optionee may exercise these options only if and to the extent that these options are vested at that time. Unless otherwise determined by our compensation committee, vesting generally occurs at the rate of 33 1/3% per year of continuous employment with us.

Option Grants

         As of the date of this prospectus, we have granted options covering a total of 100,000 shares to our employees at an exercise price of $5.625 per share.

Transferability and Anti-dilution

         Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plan are protected by so called anti-dilution provisions which both modify the number of shares issuable under it and adjust the exercise price of an option to account for stock dividends, stock splits and the like.

Termination of Employment

         Despite the term of an option, it will expire when an optionee's employment ends. The precise timing depends on the reason for the termination of employment. In the event of retirement or disability, his right extends for three (3) months afterwards. In the case of death it runs for a year after termination, while in the case of voluntary termination it occurs upon termination. When an optionee's employment is terminated involuntarily, his option runs for 30 days, except if the involuntary termination is for cause. Then the right expires as of the date of the event which triggers the termination.

Plan Termination

         The Plan will terminate on December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first.

Tax Treatment

         If shares are treated as being received under a Plan qualified as an Incentive Stock Option within the meaning of the Internal Revenue Code of 1986, as amended, and if the shares acquired are not disposed of by the optionee within two years from the date of the grant of the option nor within one year from the transfer of the shares to the optionee, then no income is recognized by the optionee upon his receipt of the option or its exercise. If the shares are disposed of within either the first two years of the option's grant or one year from the acquisition of the shares, then compensation income in the amount of the difference between the value of the shares at the time they were acquired and the price actually paid for them will be recognized by the optionee in the year of the disposition, and an equal deduction will be allowed to us.

         If the aggregate fair market value of the shares of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as exercised under the Plan and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule is applied by taking options into account in the order or sequence in which they are granted.

Simple IRA Plan

         On October 1, 1999, we adopted a Simple IRA Plan for our employees to accommodate their pension needs. Under this plan, we shall contribute on behalf of each participant for the plan year an amount equal, dollar for dollar, to that amount which these participants contribute to their retirement accounts under the plan.

         Our matching contributions are limited to 3% of each participant's compensation or $6,000, as adjusted, whichever is less. Each employee may elect to make contributions to his retirement account by means of reductions from his salary or his personal contribution of a specific dollar amount not to exceed $6,000. From time to time, the U.S. Secretary of the Treasury may adjust these limitations on both our matching contributions and the employees' contributions for cost of living increases. The employees' portion of his account vests immediately in full and cannot be forfeited. Our contributions under this plan are generally deductible for taxable year for which they were made.

Limitations of Liability and Indemnification of Directors and Officers

         Our certificate of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was our director, officer, employee or agent or serves or served any other enterprise at our request.

         In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, the certificate does not eliminate or limit the liability of a director for any of the following reasons:

           o breach of the director's duty of loyalty to us or our stockholders;

           o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

           o the unlawful payment of a dividend or unlawful stock purchase or redemption; and

           o any transaction from which the director derives an improper personal benefit.

         We intend to purchase and will maintain directors' and officers' insurance in the amount of $2,000,000. This insurance will insure directors against any liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.

         We have been advised that in the opinion of the Securities and
Exchange Commission insofar as the indemnification provisions referred to above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Act and are, therefore, unenforceable.
                                       47

                              CERTAIN TRANSACTIONS


         On November 19, 1999, we were organized as a corporation in the State of Delaware as InTegCom Corp. Later that month, Messrs. Henry and Witcosky exchanged the shares of common stock they held in three corporations that owned and operated the system integration and manufacturing operations for shares of the company. These shares exchanged represented all the outstanding stock of those three corporations. Before the exchange Mr. Henry and Mr. Witcosky each owned 50% of the shares of the old corporations and immediately after the exchange they each owned 50% of the shares of Diversified Security Solutions, the new holding company. The value of the underlying assets did not change as a result of the exchange, and only the form, not the substance, of principals' corporate ownership changed. The transaction was accounted for as a transfer between enterprises under common control and, as a result, the assets and liabilities transferred were accounted for at historical cost in a manner similar to a pooling of interests.

         In the early 1990's, we had orally agreed to settle an open matter with Alfred Albrecht, and Security Management System, Inc. ('SMS'), a privately held company which he owns and controls, both of which were parties to former joint ventures with Mr. Henry and Mr. Witcosky. The settlement related to the joint venture's asset acquisition from CGI. In the settlement Messrs. Henry and Witcosky agreed to repay Albrecht's $50,000 loan with accrued interest, to resolve product and component sales between SMS and HAC and to extinguish any Albrecht equity claims. That agreement was finally memoralized in writing in December, 1999.

         Under these arrangements, we are obligated to repay an aggregate of $128,685, plus accrued interest to Mr. Albrecht at the rate of 10% per annum until December 1, 2003 in monthly installments under two promissory notes. Mr. Henry and Mr. Witcosky are also obligors under these notes. In addition, Mr. Witcosky paid Mr. Albrecht $40,000 to extinguish any possible equity claim regarding a Diversified Security Solutions, Inc. subsidiary, HBE Acquisition Corp.

         On December 30, 1999, Messrs. Henry and Witcosky each sold 80,000 shares of their Diversified Security Solutions common stock for a total of 160,000 shares to Mr. Massad for an aggregate of $24,000 under restrictive conditions which are no longer applicable involving his continued employment with us which had been placed the second quarter of 2001. On or about the same date, Messrs. Henry and Witcosky each also transferred 20,000 of their Diversified Security Solutions shares, totaling 40,000 shares, to John, Ray and Hartford Henry as a gift to them in appreciation of a long-standing loan on extremely favorable terms to Mr. Henry and Mr. Witcosky, which enabled them to buy back the original CCTV business from CGI.

         Under a bank loan agreement between us and Hudson United Bank dated September 1, 1999, Mr. Henry and Mr. Witcosky have personally guaranteed up to a possible $2,250,000 of our potential indebtedness to the bank, plus accrued interest. Upon completion of this offering, we anticipate that these guarantees and subordinations will be eliminated.

Policy Regarding Loans and Other Affiliated Transactions

         Nearly all of the affiliated transactions and loans described above were entered into when there were less than two disinterested independent directors on our board of directors, and accordingly we lacked sufficient disinterested independent directors to approve or ratify such transactions and loans at the time they were initiated. However, we believe that all such transactions and loans were made on terms that are as favorable to us as those which were generally available from unaffiliated third parties at that time.

         We currently have and will maintain at least two independent directors on our board of directors. All future material affiliated transactions and future loans and loan guarantees with our officers, directors, 5% shareholders, or their respective affiliates, will be on terms that are as favorable to us as those generally available from unaffiliated third parties; and all such future transactions and loans, and any forgiveness of such loans, shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to our attorneys or an independent legal counsel. We do not intend to make any future loans to or guarantee loans on behalf of our officers, directors and employees, other than (i) advances for travel, business expense, and similar ordinary operating expenditures; (ii) loans or loan guarantees made for the purchase of our securities; and (iii) loans for relocation.

                             PRINCIPAL STOCKHOLDERS

         The table below sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus for the following persons:

         o each person known by us to be the beneficial owner of more than 5% of our common stock;

         o         each of our directors;

         o         each of our executive officers; and

         o         our executive officers and directors as a group.

         Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below includes shares of common stock, underlying options or warrants held by the person that are exercisable within 60 days of the date of this prospectus, but excludes shares of common stock underlying options or warrants held by any other person. Common stock beneficially owned and percentage ownership are based on 4,000,000 shares outstanding before this offering and 5,500,000 shares to be outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option.

         Unless otherwise indicated, the address of each beneficial owner is c/o Diversified Security Solutions, Inc., 280 Midland Avenue, Saddle Brook, New Jersey 07662.


                                                                                      Percentage of Common Stock
                                                                                          Beneficially Owned
                                                                                      ---------------------------------
                                                         Number of Shares
Name, Address and Title of Beneficial Owner             Beneficially Owned         Before Offering        After Offering
------------------------------------------              ------------------         ---------------        --------------
James E. Henry, CEO, President and                           1,425,000                  47.5%                 31.7%
Director(1)
Irvin F. Witcosky, Executive Vice President,                 1,425,000                  47.5%                 31.7%
Secretary and Director
Louis Massad, CFO, Principal Accounting                        120,000                   4.0%                  2.6%
Officer, Treasurer and Director
Leroy Kirchner                                                  --                       --                    --
Robert S. Benou                                                 --                       --                    --
All executive officers and directors as a                    2,970,000                  99.0%                 66.0%
group (5 persons)

---------------------------



(1) Disclaims beneficial ownership of 30,000 shares owned by John, Ray and Hartford Henry, his father and uncles.


                            DESCRIPTION OF SECURITIES

Securities Offered

         1,500,000 shares of common stock.

         Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Assuming no exercise of the underwriters' over-allotment option, upon completion of this offering, there will be 4,500,000 shares of our common stock issued and outstanding and no preferred stock outstanding .

         The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation, which is filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

         Our board of directors is authorized, without further stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we do not intend to issue any shares of our preferred stock in the foreseeable future. No preferred stock will be issued for two years from the date of this prospectus without the consent of the underwriter, which shall not be unreasonably withheld.

Anti-takeover Effects of Provisions of Delaware Law

         Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of our company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. We must comply with the provisions of this law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

         A 'business combination' includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between Diversified Security Solutions, Inc. and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

         our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and

         the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.


Listing of our Common Stock

         We applied for quotation of our common stock on the American Stock Exchange (the AMEX) under the symbol "DVS". The AMEX has denied our application because we did not meet its listing criteria. We have requested a hearing for the purpose of obtaining a waiver of the listing criteria so that we can be listed on the American Stock Exchange. This hearing has been scheduled for October 16, 2001, and we expect a decision within a week of this date. We are also applying for listing on the Nasdaq SmallCap Market. Our proposed Nasdaq symbol is "DVSS". If the AMEX grants us a waiver, we will withdraw our Nasdaq application.

         We cannot assure that the prices of our securities will be quoted on either the AMEX or the Nasdaq or that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, even if these securities are listed and traded initially on the AMEX or the Nasdaq, we may fail to meet certain minimum standards for continued listing. In that event, our common stock will consequently be delisted, and its price will no longer be quoted. This may make it extremely difficult to sell or trade our common stock.


Transfer Agent and Register

         Continental Stock Transfer & Trust Company is the transfer agent and registrar for our securities. Its address is 2 Broadway, New York, NY 10004 Tel. No. (212) 509-4000, Fax No. (212) 509-5150.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The market price of our shares could drop as a result of sales of substantial amounts of them in the public market after this offering or the perception that these sales may occur. This set of circumstances could also make it more difficult for us to raise funds through future offerings of stock.

         The 1,500,000 shares that we are offering will be freely tradable without restriction except for any shares held by our 'affiliates' as defined in Rule 144 under the Securities Act or those otherwise restricted under the Act. In addition, if the underwriter exercises its over-allotment option, in part or in full, up to 225,000 additional shares will be issued and freely tradable.


         Our remaining 3,000,000 outstanding shares are 'restricted securities' as defined in Rule 144. Those shares may only be resold if there is an effective registration statement under the Securities Act covering those shares or an exemption from registration under Rule 144 or otherwise is available. The primary holders of all currently outstanding 3,000,000 shares have agreed that they will not sell any shares without the prior consent of the underwriter for a period of 365 days from the effective date of this offering. Shares covered by such registration will be eligible for resale in the public market, subject to Rule 144 limitations applicable to 'affiliates' and to the lock-up agreements previously described. Furthermore, we will be issuing warrants to the underwriter at the closing of this offering which, if exercised in full, will yield another 172,500 shares. After this offering, we eventually intend to register all 500,000 shares reserved for issuance under our stock option plan.


         Our stock options are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our shares that is higher than the exercise price per share of the options . Any exercise or the possibility of an exercise may impede our efforts to obtain further financing through the sale of additional securities or make that financing more costly.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement between the Company and GunnAllen Financial, Inc., the underwriter of this offering, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase all 1,500,000 shares of common stock offered.


                                                                                NUMBER OF
           UNDERWRITER                            ADDRESS                         SHARES
           -----------                            -------                         ------
GunnAllen Financial, Inc            1715 North Westshore Blvd.
                                    Suite 700
                                    Tampa, Florida 33607
   Total......................................................................  1,500,000
                                                                                =========

                                       53

        The underwriter has advised us that it will offer the shares as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that it will initially allow concessions not in excess of $____ per share on sales to certain dealers. After the initial public offering, concessions to dealers terms may be changed by the underwriter.

        The underwriter has advised us that it does not intend to confirm sales of the shares to any account over which they exercise discretionary authority in an aggregate amount in excess of five (5%) percent of the total securities offered hereby.

        We have granted to the underwriter an option which expires 30 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional 225,000 shares at a net price of
$      per share which option may be exercised only for the purpose of covering over-allotments, if any, in the sale of 1,500,000 shares offered in this prospectus.

        The underwriting agreement provides that upon the closing of the sale of the securities offered, the underwriter will be paid a non-accountable expense allowance equal to 3% of the aggregate public offering price (including the over-allotment option) of which $35,000 has been paid to date. The underwriting agreement provides for reciprocal indemnification between us and the underwriter against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement further provides that the underwriter may appoint a non-voting advisor to our board of directors for a period of two years.

        In connection with this public offering, we have agreed to sell to the underwriter or its designees, at a price of $100, underwriter's warrants covering 172,500 shares which may not be transferred before one year after the effective date of this offering, except to officers of the underwriter.
The exercise price of these warrants will equal 120% of the initial offering price of the shares of common stock. The underwriter's warrants are exercisable for a period of four years beginning one year after the date of this prospectus. These warrants will contain certain anti-dilution provisions and have also been included in the registration statement of which this prospectus forms a part but may not be publicly offered unless and until a post-effective amendment or new registration statement with respect thereto has been filed and becomes effective. We have agreed to prepare and file one post-effective amendment (or registration statement, if required) during this four-year period if requested by the underwriter and to bear its expense, and in addition, the underwriter has certain rights to include these warrants, and the underlying stock in any other registration statement filed by us during the four-year period. Any profit realized from the sale of these warrants or underlying stock may be deemed additional underwriting compensation. The exercise of the underwriter's over-allotment option will not result in increasing the securities underlying the underwriter's warrants or in the granting of any additional warrants to the underwriter.

        Our officers and directors, who are current shareholders of our outstanding shares, have agreed not to sell any shares of common stock owned by them, without the prior written consent of the underwriter, for a period of 12 months after the effective date of the registration statement of which this prospectus forms a part.

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and 'passive' market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In 'passive' market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. these stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the over-the-counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.


        In connection with the offering, the underwriter may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. 'Covered' short sales are sales made in an amount not greater than the underwriter's overallotment option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. 'Naked' short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there might be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter's purchases to cover the short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.


        Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price of our securities has been determined by negotiation between us and the underwriter. Factors considered in determining the public offering prices of these securities and the exercise price of the warrants included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.

                                  LEGAL MATTERS

        The legality of the securities offered in this prospectus will be passed upon for us by Milberg Weiss Bershad Hynes & Lerach LLP, New York, New York. McDermott, Will & Emery has served as counsel to the underwriter in connection with this offering .

                                     EXPERTS

        The financial statement of our company as of December 31, 2000, and for the years ended December 31, 1999 and 2000, included in this prospectus and registration statement have been audited by Demetrius & Company, LLC, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of this firm as experts in giving such report and upon the authority of this firm as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issues that file electronically with the Commission.

        Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.




                              CHANGE IN ACCOUNTANTS

        In September 1999, our prior auditors, Schwack and Katz resigned solely because we had decided to pursue an initial public offering, and Schwack and Katz had no public offering experience. On or about the same time, we engaged Demetrius Company, LLC to audit our financial statements for the fiscal years ended December 31, 1996, 1997 and 1998. The decision to change accountants was made with the approval of our board of directors.

        We believe and we have been advised by Schwack and Katz that it concurs in such belief that, during its tenure with us, we did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Schwack and Katz would have caused it to make reference in connection with its report on our financial statements to the subject matter of this disagreement.


        No report of Schwack and Katz on our financial statements for either of the past three fiscal years contained an adverse opinion, a disclaimer of opinion or a qualification or was modified as to uncertainty, audit, scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-B promulgated under the Securities Act of 1933.

            DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                  UNAUDITED WITH RESPECT TO THE THREE MONTHS
                          ENDED MARCH 31, 2000 AND 2001



Independent Auditors' Report.......................................................................................F-2

Consolidated Balance Sheets....................................................................................... F-3

Consolidated Statements of Operations and Retained Earnings........................................................F-4

Consolidated Statements of Cash Flows..............................................................................F-5

Notes to Financial Statements...............................................................................F-6 - F-21

                                       F-1

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
 DIVERSIFIED SECURITY SOLUTIONS, INC. (Formerly Known as InTegCom Corp.)

        We have audited the accompanying consolidated balance sheet of Diversified Security Solutions, Inc., formerly known as InTegCom Corp., and Subsidiaries at December 31, 2000, and the related consolidated statements of operations and retained earnings and cash flows for each of the two years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly in all material respects the consolidated financial position of Diversified Security Solutions, Inc. and Subsidiaries as of December 31,
2000, and the consolidated results of their operations and cash flows for each of the two years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.


                           DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
 January 30, 2001
(Except for Notes 6(A), (C) and 12 which is August 28, 2001)

              DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET



                                                                              December 31, 2000       June 30, 2001
                                                                              -----------------      --------------
                                                                                                       (Unaudited)

                                                        ASSETS

Current assets:
        Cash .................................................................      $  567,567         $   47,346
        Accounts receivable -- net of allowance
          for doubtful accounts of $65,600 in 2000 and $80,000 in 2001........       2,186,237          3,688,498
        Inventory.............................................................       1,261,245            728,970
        Other current assets..................................................         120,550            122,460

        Total current assets .................................................      $4,135,599         $4,587,274

Property and equipment net ...................................................         287,402            360,252
Computer software product cost, net ..........................................         215,096            208,096
Deferred IPO costs............................................................         341,465            617,458
Other Assets..................................................................          69,683            318,352
                                                                                    ----------         ----------

                                                                                    $5,049,245         $6,091,432
                                                                                    ==========         ==========




                                         LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                              December 31, 2000       June 30, 2001
                                                                              ------------------     --------------
                                                                                                      (Unaudited)
Current liabilities:
        Accounts payable..........................................                  $1,345,930         $1,012,653
        Accrued taxes and expenses................................                     321,147            306,470
        Income taxes payable......................................                     202,556            144,646
        Long-term debt current portion............................                      30,420             32,056
        Capitalized lease obligations, current portion............                      16,126             11,334
        Customer deposits held....................................                      45,398              5,939
                                                                                     ----------        -----------

                 Total current liabilities........................                  $1,961,577         $1,513,098

Capitalized lease obligations, less current portion...............                  $   10,117         $    4,216
Long-term debt, less current portion..............................                   1,844,054          3,182,440
Deferred tax liability............................................                     117,000            106,000
Stockholders' equity:
Preferred stock -- par value $.01
                  Authorized  2,000,000 shares
                  Issued  None
                  Common stock -- par value $.01
                  Authorized  10,000,000 shares
                  Issued and outstanding  3,000,000 shares........                      30,000             30,000
Additional paid-in capital........................................                     243,800            243,800
Deferred Compensation.............................................                     (41,667)           (31,251)
Retained earnings.................................................                     884,364          1,043,129
                                                                                    ----------         ----------
                 Total shareholders' equity.......................                  $1,116,497         $1,285,678
                                                                                    ----------         ----------
                                                                                    $5,049,245         $6,091,432
                                                                                    ==========         ==========


         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



                                                                    December 31,                         June 30,
                                                                 ------------------                 -------------------
                                                                 1999         2000                 2000           2001
                                                                 ----         ----                 ----           ----
                                                                                                        (Unaudited)
Sales...................................................... $7,556,855   $14,311,835          $5,764,724       $6,207,405
Cost of sales..............................................  5,255,303     9,869,566           3,979,057        3,821,299
                                                            -----------  ------------          ----------       -----------
Gross profit............................................... $2,301,552   $ 4,442,269          $1,785,667       $2,388,106
                                                            -----------  ------------          ----------       -----------
Operating expenses
        Selling, general and administrative................ $1,863,447    $3,729,916          $1,610,068       $2,016,338
        Interest expense...................................    122,340       267,455              78,162           93,203
                                                           ------------    ----------          ----------      ------------
                 Total operating expenses.................. $1,985,787    $3,997,371          $1,688,230       $2,109,541
                                                           ------------    ----------          ----------      ------------

        Income before income taxes.......................   $  315,765    $  444,898          $   97,437       $  278,565
Provision (credit) for income taxes......................      134,909       197,837              40,924          119,800
                                                           ------------   -----------          -----------      -----------
Net income...............................................   $  180,856    $  247,061          $   56,513       $  158,765
        Retained earnings -- beginning...................      456,447       637,303             637,303          884,364
                                                            -----------   -----------         -----------      -----------
        Retained earnings -- end.........................   $  637,303    $  884,364          $  693,816       $1,043,129
                                                            ===========    =========           ==========       ==========
Basic and diluted earnings per common share:
        Basic earnings per common share...................       $.06           $.08                $.02            $.05
        Weighted average common shares....................  3,000,000      3,000,000           3,000,000       3,000,000
        Diluted earnings per common share.................       $.06           $.08                $.02            $.05
        Weighted average diluted shares outstanding.......  3,000,247      3,100,000           3,100,000       3,100,000


         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                      December 31,                         June 30,
                                                               --------------------------         --------------------------
                                                                1999               2000             2000               2001
                                                                ----               ----             ----               ----
                                                                                                          (Unaudited)

Cash flows from operating activities:
    Net income for the year................................. $ 180,856          $247,061        $   56,513          $158,765
    Adjustments to reconcile net income to net cash
    Provided by (applied to) operating activities:
        Amortization of stock-based compensation............      --              20,833              -               10,416
        Depreciation and amortization.......................   204,829           190,986            80,000           110,000
    Changes in operating assets and liabilities:
        Accounts receivable.................................. (767,732)          (42,719)         (692,168)       (1,502,261)
        Inventory............................................  106,941          (558,977)         (856,029)          532,275
        Other assets......................................... ( 12,025)           (5,669)         (212,452)         (250,579)
        Accounts payable.....................................  171,807           515,349           373,800          (333,277)
        Accrued taxes and expenses...........................   78,943           107,903           (51,692)          (14,677)
        Income taxes payable.................................     --             100,861            40,924           (57,910)
        Deferred interest payable............................ (120,246)             -                 -                 -
        Other liabilities....................................    8,098            28,000           (19,924)          (11,000)
        Customer deposits held............................... (129,232)           24,630           (20,768)          (39,459)
                                                            ----------          ---------      ------------      ------------
            Net cash  provided by (used in)
            operating activities............................ $(277,761)         $628,258       $(1,301,796)      $(1,397,707)

Cash flows from (used in) investing activities:
    Computer software development costs.....................  $(93,548)         $(91,391)      $   (44,000)      $   (43,000)
    Purchase of property and equipment
     and leasehold improvements.............................   (78,237)         (108,470)          (77,771)         (132,850)
                                                             ---------         ----------       -----------      -----------

            Cash used in investing activities............... $(171,785)        $(199,861)      $  (121,771)      $  (175,850)
Cash flows from (used in) financing activities
    Proceeds (payments) of bank credit lines................$1,423,749         $(705,742)      $ 1,677,383       $ 1,300,000
    Proceeds of equipment loan facility.....................     6,163            50,755              -               54,854
    Proceeds of term loan bank............................        -              998,400              -                 -
    Scheduled payments on term loan.......................     (29,167)          (27,536)             -                 -
    Refinancing of term loan..............................    (175,000)             -                 -                 -
    Repayments of bank lines refinanced...................    (522,177)             -              (89,000)             -
    Repayment of loans from officers and others...........    (232,577)             -                 -              (14,832)

    Capitalized lease obligation payments.................     (71,852)          (26,818)          (25,031)          (10,693)
    Equipment loan........................................      (6,301)              -                  -               -
    Deferred IPO Cost.....................................         -            (289,952)               -           (275,993)
                                                             ---------         ----------       -----------      -----------
       Cash provided (used) by financing activities.......    $392,838         $    (893)       $ 1,563,352      $ 1,053,336
                                                             ---------         ----------       -----------      -----------

Net cash increase (decrease)..............................     (56,708)          427,504            139,785         (520,221)
Cash -- beginning.........................................     196,771           140,063            140,063          567,567
                                                             ---------         ----------       -----------      -----------
       Cash -- ending.....................................  $  140,063          $567,567        $   279,848      $    47,346
                                                            ==========         ==========       ===========      ===========


         The accompanying notes are an integral part of the statements.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           UNAUDITED WITH RESPECT TO THE THREE MONTHS AND SIX MONTHS
                         ENDED JUNE 30, 2000 AND 2001

Nature of Operations


(A) Diversified Security Solutions, Inc., formerly known as InTegCom Corp., was incorporated under the laws of the State of Delaware on November 19, 1999. Also, on November 30, 1999 Diversified Security Solutions, Inc. acquired all the outstanding shares of HBE Acquisition Corp. ('HAC') (T/A Henry Bros. Electronics) Viscom Products, Inc. ('VPI') and HBE Central Management, Inc. ('HCM') Also, VPI owned all the outstanding shares of HBE Communications, Inc., an inactive company at December 31, 1999. Diversified Security Solutions, Inc., and its subsidiaries, are systems integrator providing design, installation and support services for a wide variety of security, communications and control systems. Diversified Security Solutions, Inc. specializes in turnkey systems that integrate many different technologies. Systems are customized to meet the specified needs of the client. Diversified Security Solutions, Inc. markets nationwide with an emphasis on the New York and Dallas metropolitan areas. Customers are primarily Fortune 500 companies and government agencies. HAC owns and operates the systems integration business, providing overall administration for all subsidiaries and holds the related assets. VPI, on the other hand, supervises and controls the manufacturing and assembly of the CCTV equipment and the assets concerned. HCM handles the alarm monitoring which represents less than 1% of the business.

(B) On July 5, 2001, InTegCom Corp. changed its name to Diversified Security Solutions, Inc. (the "Company").

        The Company's headquarters and manufacturing facility is located in Saddle Brook, New Jersey. A sales and service facility is located near Dallas, Texas.

 2.         Summary of Significant Accounting Policies

        The Consolidated Financial information as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 is unaudited but has been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments that Diversified Security Solutions considers necessary for a fair presentation of the consolidated financial position at these dates and the consolidated operating results for such periods. All intercompany transitions and balances have been eliminated. Results for the six months ended June 30, 2001, are not necessarily indicative of the results expected for the full fiscal year ended December 31, 2001.

        Principles of Consolidation -- The Company acquired HBE Acquisition Corp., Viscom Products, Inc. and HBE Central Management, Inc. through an exchange of 3,000,000 shares of common stock after adjustment for recapitalization for all the outstanding stock of the acquired companies. (See
Note 6c.) The transaction was accounted for as a transfer between enterprises under common control, and as a result, the assets and liabilities transferred were accounted for at historical cost, in a manner similar to a pooling of interests.

        Sales, net income and changes in stockholders' equity of the separate companies for the periods preceding the 1999 merger were as follows:


                                                                              HBE
                                                    HBE        VISCOM       CENTRAL
                                                ACQUISTION    PRODUCTS,   MANAGEMENT,
                                                   CORP.        INC.         INC.        COMBINED
                                                   -----        ----         ----        --------
Sales                                           $6,208,703    $ 994,421     $38,993     $7,242,117
Elimination of intercompany sales                              (315,000)*                 (315,000)
                                                --------------------------------------------------
Sales after elimination                         $6,208,703    $ 679,421     $38,993      6,927,117
                                                -------------------------------------
                                                -------------------------------------
Sales for month of December, 1999                                                          629,738
                                                                                        ----------
    Sales for the year ended December 31, 1999                                          $7,556,855
                                                                                        ----------
                                                                                        ----------
Net (loss) Income for the eleven months ended
  November 30, 1999                             $  646,095    $(487,396)    $ 7,086     $  165,785
                                                -------------------------------------
                                                -------------------------------------
Net income for the month of December, 1999                                                  15,071
                                                                                        ----------
    Net income for the year ended December 31,
      1999                                                                              $  180,856
                                                                                        ----------
                                                                                        ----------
Stockholders' equity at December 31, 1998       $  561,611    $ 102,219     $ 3,917     $  667,747
Net Income for the eleven months ended
  November 30, 1999                                646,095     (487,396)      7,086        165,785
                                                --------------------------------------------------
Stockholders' equity at November 30, 1999       $1,207,706    $(385,177)    $11,003        833,532
                                                -------------------------------------
                                                -------------------------------------
Net income for the month of December, 1999                                                  15,071
                                                                                        ----------
    Stockholders' equity at December 31, 1999                                           $  848,603
                                                                                        ----------
                                                                                        ----------

* Intercompany sales were all made from Viscom Products, Inc. to HBE Acquisition Corp. In elimination, the cost of sales of HBE Acquisition Corp. was reduced by the same amount. There was no intercompany profits from these transactions.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
                   UNAUDITED WITH RESPECT TO THE THREE MONTHS
                         ENDED MARCH 31, 2000 AND 2001

(footnote from previous page)

* Intercompany sales were all made from Viscom Products, Inc. to HBE Acquisition Corp. In elimination, the cost of sales of HBE Acquisition Corp. was reduced by the same amount. There were no intercompany profits from these transactions.

        The accompanying consolidated financial statements have been restated to give effect to the combination. All significant transactions and balances have been eliminated in consolidation.

        Because the various companies included in this consolidation were under common control throughout the reporting period, there were no differences in accounting practices or differences in fiscal year ends.

        Income Recognition -- Sales revenues from systems installations are generally recognized on the completed-contract method, in which revenue is recognized when the contract is substantially complete. Most contracts are completed in less than a year. The completed method applies to those contracts completed within the fiscal year. Contracts that are expected to be completed in more than a year are accounted for on the percentage of completion method. This method recognizes revenue on a proportional basis as work on the contract progresses. Mobilization charges are accounted for as a direct contract cost and included in the estimated cost to complete for determination of revenue recognition on the percentage of completion method. The excess of costs and estimated earnings over billings, and excess of accumulated billings over costs are not presented because management has determined that the amounts are not material.

        Service contracts are billed either monthly or quarterly on the first day of the month covered by the contract. Accordingly, revenue from service contracts is recognized on the straight line method.

        Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents -- Cash and cash equivalents includes cash on hand, demand deposits and short term investments with initial maturities of three months or less.

        Inventories -- Inventories are stated at the lower of cost or market. Cost has been determined using the first-in, first-out method.

        Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of five to ten years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expenses as incurred.

        Computer Software Product Cost -- The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 'Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed' ('FAS 86') under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. All costs incurred prior to demonstrating technical feasibility have been charged to cost of sales. To date, costs incurred subsequent to the establishment of technological feasibility were $527,562 at December 31, 2000 and $570,562 at June 30, 2001. These costs are capitalized and amortized over the estimated product life using the straight line method. Included in operations is amortization expense of $60,292, $99,144, for the years ended December 31, 1999 and 2000. For the six months ended 2000 and 2001, the amortization expense was $40,000 and $50,000. Accumulated amortization amounted to $312,466 and $362,466 at December 31, 2000 and June 30, 2001.

        Impairment of Long Lived Assets -- In accordance with the provisions of SFAS 121, 'Accounting for the impairment of long - lived assets and for long-lived assets to be disposed of', the company reviews long-lived assets, such as property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized for assets to be held and used when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There have been no impairment losses through June 30, 2001.

        Concentrations of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 2000, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

        At December 31, 2000 and June 30, 2001, 19% and 6% of accounts receivable were due from Federal and local governmental agencies . Also, at December 31, 2000 and June 30, 2001, approximately 63% and 76% of accounts receivable were concentrated in customers located in the Dallas, Texas and New York City metropolitan areas.

        Income Taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        Fair Value of Financial Instruments -- The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 2000 and June 30, 2001.

        Advertising Costs -- The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to approximately $15,000 and $25,000 for the years ended December 31, 1999, and 2000 and $32,066 and $73,000 for the six months ended June, 2000 and 2001 respectively.

        Comprehensive Income -- The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying consolidated statements of operations, comprehensive income equals the amounts of net income reported on the accompanying consolidated statements of operations.

        Stock Based Compensation -- Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ('FS 123'), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company's Common Stock at the date of grant over the amount the employee must pay to acquire the stock. Pro forma disclosure of net income based on the provisions of FAS 123 is discussed in Note 8.

        Research and Development Costs -- Costs of research and development for new products are charged to operations as incurred and amounted to approximately $145,000 and $160,000 for the years ended December 31, 1999 and 2000 and $161,000 and $200,000 for the six months ended June 30, 2000 and 2001.

        Warranty -- The Company offer warranties on all products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, the Company passes along the manufacturer's warranty to the end user. The Company charges operations with warranty expenses as incurred. For the years ended December 31, 1999 and 2000 net warranty expense was $58,268 and $64,094 respectively and $87,377 and $177,304 for the six months ended June 30, 2000 and 2001, respectively.


        Historical Net Income Per Share -- The Company computes net income per common share in accordance with SFAS No. 128, 'Earnings per Share' and SEC Staff Accounting Bulletin No. 98 ('SAB 98'). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net income per common share is computed by dividing the net income available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are the same for basic and diluted per share calculations for all periods reflected in the accompanying financial statements.

        Reclassifications -- Certain reclassifications to the 1999 financial statements have been made to conform to the 2000 presentation.

        Segment Information -- In June 1997, Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 131, 'Disclosure About Segments of an Enterprise and Related Information' ('Statement 131'), effective for financial statements for fiscal years beginning after December 15, 1997. Statement 131 establishes standards for the reporting by public business enterprises of financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued by shareholders. The Company primarily provides installation services for companies in need of closed-circuit television and access control systems that are located throughout the United States and considers all of its operations as one segment because expenses support multiple products and services. Management uses one measurement of profitability and does not separate or segment its business for internal reporting.

        Sales to local government agencies were 40% and 34% of sales for the years ended December 31, 1999 and 2000 and 19% and 16% for the six months ended June 30, 2000 and 2001.


3.     Inventories

        Inventories at December 31, 2000 and June 30, 2001 consisted of the following:







                                                                              December 31, 2000             June 30, 2001
                                                                              ------------------            -------------
                                                                                                              (Unaudited)
Parts.........................................................                 $   263,049                      $437,382
Work-in Process...............................................                     788,598                       291,588
Finished Goods................................................                     209,598                           -
                                                                               -----------                     ---------
                                                                                $1,261,245                      $728,970
                                                                               -----------                     ---------


 4.         Property and Equipment

        Property, plant and equipment at December 31, 2000 and June 30, 2001 consisted of the following:



                                                                              December 31, 2000             June 30, 2001
                                                                              -----------------            --------------
                                                                                                             (Unaudited)
Office equipment..............................................                   $139,539                       $163,021
Demo and testing equipment....................................                    259,834                        263,979
Vehicles......................................................                    260,309                        356,113
Computer equipment............................................                    307,820                        317,239
Leasehold improvements........................................                     21,000                         21,000
                                                                              ------------------------------------------
                                                                                  988,502                      1,121,352
        Accumulated Depreciation                                                  701,100                        761,100
                                                                              ------------------------------------------
                                                                                 $287,402                       $360,252
                                                                              ------------------------------------------



Depreciation expense amounted to $144,567, $91,842, $40,000 and $60,000 for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2000 and 2001.

              DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   UNAUDITED WITH RESPECT TO THE THREE MONTHS
                          ENDED MARCH 31, 2000 AND 2001


(5)     Long-term Debt


        On September 8, 1999, the Company refinanced its debt with PNC Bank by obtaining several lines of credit from the Hudson United Bank (HUB). Under the terms of the HUB revolving line of credit dated September 8, 1999, the Company may borrow up to $2,250,000 at 1/2% above the bank's prime interest rate through July 1, 2002. The aggregate principal amount of the advances up to $1,5000,000 shall not exceed 80% of the face amount of qualified accounts receivable, work-in-process inventory and 50% of inventory on hand.

        Also on September 8, 1999, HUB granted the Company an equipment line of credit in the amount of $250,000, until July 1, 2002. This is not a revolving line. Advances under the line will be converted into monthly installments payable until July 1, 2005. Interest is at the prime rate of the bank plus 1/2%.

        HUB also granted the Company a special projects revolving line of credit of $1,500,000 at 1 1/2% of the bank's prime rate through July 1, 2002. Drawings on this line require submission of contract documents and details and approval by a loan officer.

        As of December 31, 2000 these lines are summarized as follows:


                                          Amount of Facility               Balance Due                 Unused Line
                                        ----------------------          ----------------            ----------------
Revolving line                               $2,250,000                    $ 718,007                   $1,531,993
Equipment line                                  250,000                       56,918                      193,082
Special projects line                         1,500,000                      998,400                      501,600
                                        ----------------------          ----------------            -----------------
                                             $4,000,000                   $1,773,325                   $2,226,675
                                        ----------------------          ----------------            -----------------


        As of June 30, 2001 the lines are summarized as follows:



                                                                          (UNAUDITED)
                                       -------------------------------------------------------------------------------
                                         Amount of Facility               Balance Due                    Unused Line
                                       -------------------------         ----------------            -----------------
Revolving line                                $2,250,000                   $2,018,009                       $231,993
Equipment line                                   250,000                      117,992                        138,228
Special projects line                          1,500,000                      998,400                        501,600
                                       -------------------------         ----------------            -----------------
                                              $4,000,000                   $3,128,179                       $871,821
                                       -------------------------         ----------------            -----------------


        Substantially all of the Company's assets are pledged as collateral for this loan. Among other provisions, the loan agreement requires the Company to maintain net tangible net worth, as defined, and maintain appropriate insurance coverage on tangible and intangible assets. In addition, the agreement prohibits the Company from, among other things, purchasing or making capital improvements in excess of defined limits in any one year, merge or consolidate with or into any corporation or acquire more than 5% of the shares of any corporation or substantially all of the assets of any other person, firm or corporation and sell, assign, transfer or dispose of any assets without obtaining the bank's consent in writing. As of December 31, 2000 and June 30, 2001, the Company was in compliance with its loan covenants.




                                                                       December 31,      June 30,
                                                                          2000            2001
                                                                       -----------     -----------
                                                                                       (Unaudited)
As of December 31, 2000 long-term debt consisted of the following:
Credit facility with Hudson United Bank dated
September 8, 1999, at 1/2% above banks'
prime rate. All borrowings under this line are due
       July 1, 2002.                                                    $  718,007       $2,018,007
        Equipment loan facility with Hudson United Bank dated
        September 8, 1999, at 1/2% above bank's prime
        rate. All borrowing under this line are due
        July 1, 2005                                                        56,918          111,772
        HUB Special Projects line at 1 1/2% above bank's prime
        rate until July 1, 2002                                            998,400          998,400
                                                                        ----------       ----------
                                                                         1,773,325        3,128,179

        Notes payable, due in monthly installments of $3,264 a month, including interest at 10% per annum with final payment to be
        made on December 1, 2003 (see note 12)                             101,149           86,317
Less: current portion                                                      (30,420)         (32,056)
                                                                        ----------       ----------
                                                                        $1,844,054       $3,182,440
                                                                        ==========       ==========

        Annual maturities over the next five years for long-term debt as of December 31, 2000:

Year ending December 31:

2001           $    30,420
2002             1,759,497
2003                56,097
2004                18,973
2005                 9,487


6.          Commitments and Contingencies

        (A)       Leases

        The Company leases its facilities under operating leases expiring through 2001. The Company also leases certain equipment under capital lease expiring through 2002. The future minimum rental payments under noncancelable leases and equipment loans as of December 31, 2000 were as follows:




                                                                               Operating                 Capital
                                                                        ----------------------   -------------------------
2001..................................................................       $139,700                  $ 20,186
2002..................................................................        139,700                    12,385
2003..................................................................        139,700
2004..................................................................        101,842
2005..................................................................         98,400
Thereafter............................................................         49,200
                                                                            -----------                --------
        Total.........................................................        668,542                   $32,571
                                                                            ===========                ========
Interest expense......................................................                                    6,328
                                                                                                       --------

Net present value of future payments...................................                                  26,243
Current portion of capital lease obligations...........................                                  16,126
                                                                                                       --------
                                                                                                        $10,117
                                                                                                       ========


        Rent expense under operating leases was approximately $140,000 and $143,000 for the years ended December 31, 1999 and 2000 and $70,100 and $79,000 for the six months ended June 30, 2000 and 2001.


        (B)      Employment Agreements

        In December 1999, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate annual compensation of $380,000 for the years 2000 through 2004, as well as unspecified annual bonuses. The contracts increase 10% in each of the third, fourth and fifth years. Also, there is a one-year non-competition covenant that commences after termination of employment. All these employment contracts may be terminated or modified by the Company if it fails to complete an initial public offering of securities by June 30, 2000.


6       (C) Share Offering and Recapitalization

        In December 1999, pursuant to an initial public offering, the Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to offer, as amended on July 10, 2001, $1,500,000 shares of common stock (the "offering").

        In connection with the proposed offering the Board of Directors of the Corporation amended its corporate charter with the State of Delaware and approved a 3 for 4 reverse stock split effective prior to the closing of the offering. All share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the reorganization and stock split.

(7)         Income Taxes


        The years ended December 31, 1999 and 2000 includes the following components:





                                                            Year Ended December 31,                   June 30,
                                                      ----------------------------------   --------------------------------
                                                             1999             2000               2000             2001
                                                            ------           ------             ------           ------
Federal
        Current.....................................     $ 96,070          $148,000              $30,700          $114,000
        Deferred....................................       16,205            14,704                2,864           (12,500)

State
        Current.....................................       24,957            33,423                6,900            22,000
        Deferred....................................       (2,323)            1,710                  460            (3,700)
                                                         --------          --------              -------          --------
                                                         $134,909          $197,837              $40,924          $119,800
                                                         ========          ========              =======          ========

         The components of the deferred tax asset (liability) as of December 31, 2000 and June 30, 2001 (unaudited) are as follows:


                                                           December 31, 2000       June 31, 2000
                                                           -----------------       --------------
                                                                                    (Unaudited)
Total deferred tax assets:
        Allowance for uncollectible accounts......                $ 26,200             $ 32,200
        Accrued absences..........................                  22,400               22,400
        Accrued warranty..........................                  28,400               28,400
                                                                  --------             --------
        Net Deferred Tax Assets...................                $ 77,000             $ 83,000
                                                                  ========             ========
Deferred tax liability (non-current)
        Capitalized software development..........                 (87,000)            ($82,700)
        Fixed assets..............................                  30,000              (23,300)
                                                                  ---------           ---------
        Net Deferred Tax Liability................               ($117,000)           ($106,000)
                                                                  ========             ========

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   UNAUDITED WITH RESPECT TO THE SIX MONTHS
                         ENDED JUNE 30, 2000 AND 2001



        The reconciliation of estimated income taxes attributed to operations at the United States statutory tax rate to reported provision for income taxes is as follows:


                                                                 Year Ended December 31,
                                                               --------------------------
                                                                 1999              2000
                                                                 ----              ----
Provision for taxes computed using statutory rate..........    $107,400          $151,300

State taxes, net of Federal benefit........................      19,000            26,700

Depreciation and amortization..............................      14,275             3,000

Other......................................................      (5,766)           16,837
                                                               --------          --------
Provision for Income Taxes.................................    $134,909          $197,837
                                                               ========          ========


8.    Deferred Offering Costs

        In connection with a proposed IPO, the Company has recorded $341,465 at December 31, 2000 and $617,458 at June 30, 2001 of deferred offering costs. (See note 6C.) In addition, the Company has received an invoice for additional professional services, which it believes is contingent on completing the IPO. Because the amount is being disputed, management has not accrued this invoice. The recording of the invoice would have no impact on current earnings.

9.    Incentive Stock Option Plan


        On December 23, 1999, the directors and shareholders approved the adoption of an Incentive Stock Option Plan (the 'Plan'). Under the Plan, options to purchase a maximum of 500,000 shares of its common stock may be granted to officers and other key employees of the Company.

        The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company's shares at the date the option is granted. However, options granted to persons owning more than 10% of the voting shares will have a term not in excess of five years, and the option price will not be less than 110% of fair market value. Options granted to an optionee will usually vest 33 1/3% of each full year beginning on the first anniversary of the options grant subject to the discretion of the Compensation Committee of the Board of Directors.

        The plan will terminate at December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, which ever occurs first.

        As of December 23, 1999, options to acquire an aggregate of 100,000 shares of common stock, all at an exercise price of 90% of the public offering price (see Note 8), had been granted under the Plan to key employees of the Company. None have been granted to Messrs. Henry, Witcosky and Massad, the three top executive officers. An optionee may exercise these options only if and to the extent that these options are vested at that time. At December 31, 1999, deferred compensation cost was recorded in the amount of $62,500, being the difference between the expected public offering price of $6.25 a share and $5.625 the expected exercise price or $0.625 per share. This deferred compensation cost is being amortized over three years, the period of vesting. During the year 2000, amortization of $20,833 was charged against income and $10,416 for the six months ended June 30, 2001.

        Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant. The following weighted average assumptions were used for grants under the Plan in 1999 to allow for the computation of pro forma results of operations: volatility of 0%, dividend yield of 0%, risk-free interest rate of 6% and expected lives of 3 years. The fair value of the options granted during 1999 was $1.55 with an estimated exercise price of $6.25.

        If compensation cost for stock option grants had been determined based on the fair value on the grant dates for the year ended December 31, 1999 consistent with the method prescribed by SFAS No. 123, there would be no effect on net income. However, deferred compensation would have been $155,160. Had deferred compensation cost for the stock option plan been determined based on the fair value at the grant date for the awards made in 1999, consistent with the provisions of SFAS No. 123, the Company's net earnings per share in the year 2000 would have been reduced to the proforma amounts indicated below:


                                              2000
                                              ----
Net income
         As reported                       $247,061
         Proforma                           216,174

Earnings per share
         As reported
            Basic                               .08
            Diluted                             .08

         Proforma
            Basic                               .07
            Diluted                             .07


10. Employee Benefit Plan

        As of October 1, 1999, the Company began a 'Simple IRA' plan for all eligible employees wishing to contribute. An eligible employee is one that has $1,000 or more in compensation. The Company will match the employees contribution up to 3% of salary to a maximum of $6,000. The employee's contribution cannot exceed $6,000 in any one year. Diversified Security Solutions, Inc.'s contributions were none in 1999 and $35,570 in 2000 and $17,184 and $23,673 for the six months ended June 30, 2000 and 2001.

11. Related Party Transactions

        As of January 1, 1999, officers, shareholders and other related parties were owed $232,577, plus accrued interest of $150,246. During December, 1999 these loans plus accrued interest were repaid from the proceeds of the HUB bank line. (See note 4) Interest had been charged to income at the rate of 10% per annum. In the year ended December 31, 1999, operations were charged with interest in the amount of $22,800.

        In 1990, the Company orally agreed with a former joint venturer to repay his $50,000 loan to the Company, plus accrued interest of $35,000 and net repayments for product purchases and to extinguish any equity claims. Diversified Security Solutions, Inc.'s position was that the joint venturer was not entitled to nor demanded any equity. That agreement was finally memorialized in writing in December, 1999. Under this arrangement, two promissory notes were issued to that party totaling $128,685 at 10% interest due on December 1, 2003. (See Notes 4 and 12). Payments of these notes were guaranteed by Mr. Henry and Mr. Witcosky. In addition Mr. Witcosky paid the joint venturer $40,000 to extinguish any equity claim despite the fact no shares were issued, paid for or demanded.

        On December 30, 1999, the two shareholders, Messrs. Henry and Witcosky each sold 80,000 shares of their Diversified Security Solutions, Inc. common stock for a total of 160,000 shares to Mr. Massad, an employee of the Company, for an aggregate of $24,000.

        On or about the same date, Messrs. Henry and Witcosky each also transferred 20,000 of their Diversified Security Solutions, Inc. shares, totaling 40,000 shares to, John, Ray and Hartford Henry as partial settlement of the debt owed to them.

        Under a bank loan agreement between Diversified Security Solutions, Inc. and Hudson United Bank dated September 1, 1999, Mr. Henry and Mr. Witcosky have personally guaranteed up to $2,250,000 of Diversified Security Solutions, Inc.'s potential indebtedness to the bank, plus accrued interest.

12. Stockholders' Equity

        Common Stock -- Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably, the net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

             DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   UNAUDITED WITH RESPECT TO THE SIX MONTHS
                         ENDED JUNE 30, 2000 AND 2001

      Additional Paid-In Capital and Deferred Compensation During 2000 there were changes in this account as follows:


                                                Common Stock       Common Stock     Additional Paid-in           Deferred
                                              Number of Shares        Amount              Capital               Compensation
                                            -------------------   ---------------   ---------------------   -----------------
Balance January 1, 2000  (A)                      4,000,000           $ 40,000           $ 233,800               $ (62,500)

Recapitalization (Note 6(c))  (B)                (1,000,000)           (10,000)             10,000                       -

Amortization of deferred compensation                    -                  -                   -                   20,833
                                                  ----------          --------           ---------               ---------
Balance December 31, 2000                         3,000,000           $ 30,000           $ 243,800               $ (41,667)

(A)  Before recording the effect of the 3 for 4 recapitalization.

(B) The Recapitalization was recorded as if the transaction took place at the beginning of the year 2000.

13. Supplemental Cash Flow Disclosure


                                                                                                    Six Months Ended June 30,
                                                                                                          (Unaudited)
                                                       1999             2000                         2000             2001
                                                       ----             ----                         ----             ----
Cash paid for:
        Taxes..............................          $132,200         $ 80,562                     $61,359          $66,975

        Interest...........................          $269,148         $263,572                     $78,162          $93,203



        During 1999, the Company had the following non-cash transactions:


Deferred compensation which increased additional paid-in capital................................    $ 62,500
Fixed assets that were fully depreciated were written off against accumulated depreciation......      19,399
A promissory note was issued in exchange for the following:
        Loan payable............................................................................      50,000
        Accrued interest........................................................................      35,000
        Joint venture liquidating damages.......................................................    $ 43,685
                                                                                                    --------
                                                                                                    $128,685
                                                                                                    ========

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus.

                               1,500,000 Shares

                     Diversified Security Solutions, Inc.
                                  Common Stock
                          Gunnallen Financial, Inc.

                               September  , 2001

        You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.

        Until       , 2001, all dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law,
Diversified Security Solutions' Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to Diversified Security Solutions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director's duty of loyalty to the corporation or its stockholders, (B) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the Delaware General Corporation Law, or (D) for any transaction which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of Diversified Security Solutions provide that the Registrant shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and Diversified Security Solutions is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Item 25.         Other Expenses of Issuance and Distribution*

        The following table sets forth the costs and expenses, other than the underwriting discount payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange filing fees.



                                                                                   Amount
                                                                                   -------
SEC registration fee........................................................... $    5,799
NASD filing fee................................................................ $    1,000
Listing fee.................................................................... $   30,000
Blue sky fees and expenses (including legal fees).............................. $   31,000
Transfer agent fees............................................................ $    5,000
Printing....................................................................... $   85,701
Including legal fees and expenses*............................................. $  395,000
Accounting fees and expenses................................................... $   87,000
Miscellaneous.................................................................. $   17,000
Underwriter's non-accountable expense allowance................................ $  342,500
Total.......................................................................... $1,000,000



*Approximately $275,000 was paid to the Company's prior counsel.

Item 26.         Recent Sales of Unregistered Securities

        On November 30, 1999, Registrant issued an aggregate of 4,000,000 shares of its common stock, par value $.01 per share, to James E. Henry and Irvin F. Witcosky in exchange for all their shareholdings in HBE Acquisition Corp. (1,000 shares), HBE Central Management, Inc. (100 shares), and Viscom Products, Inc. (1,010 shares), which are now wholly-owned subsidiaries of Registrant. This transaction was done in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 27.         Exhibits

        The following is a list of exhibits filed as part of this Registration
Statement:



Exhibit
Number      Description of Document                                                          Method of Filing
------      -----------------------                                                          ------------------
1.1    --   Underwriting Agreement.............................................                          *
1.2    --   Selected Dealer Agreement..........................................                          *
1.5    --   Form of Representative's Warrants to purchase Shares                                         *
3.1    --   Certificate of Incorporation of Registrant.........................                          *
3.2    --   By-laws of the Registrant..........................................                          *
3.3    --   Certificate of Amendment of the Certificate of Incorporation of
            Registrant, filed on July 5, 2001..................................               Filed herewith
3.4    --   Certificate of Amendment of the Certificate of Incorporation of
            Registrant, filed on August 28, 2001...............................               Filed herewith
4.1    --   Specimen Common Stock Certificate of Registrant....................                          *
5.1    --   Opinion of Milberg Weiss Bershad
            Hynes & Lerach LLP.................................................               Filed herewith
10.1   --   Employment Agreement between Registrant and James E. Henry.........                          *
10.2   --   Employment Agreement between Registrant and Irvin F. Witcosky......                          *
10.3   --   Employment Agreement between Registrant and Louis Massad...........                          *
10.4   --   1999 Incentive Stock Option Plan and form of Stock Option
            Agreement..........................................................                          *
10.5   --   Amendment to Employment Agreement between Registrant and James E.
            Henry..............................................................               Filed herewith
10.6   --   Amendment to Employment Agreement between Registrant and Irvin F.
            Witcosky...........................................................               Filed herewith
10.7   --   Amendment to Employment Agreement between Registrant and Louis
            Massad.............................................................               Filed herewith
10.6   --   Original Office Lease and Amendments between Registrant and
            Midland Holding Co., Inc. (Saddle Brook, NJ).......................                          *
10.7   --   Office Lease between Registrant and Eagle-DFW, Inc.
            (Grand Prairie, Texas).............................................                          *
10.8   --   Sales Agreement between Registrant and Mavix, Ltd..................                          *
10.9   --   Authorized Reseller Agreement between Registrant and Lenel
            Systems International, Inc........................................                           *
10.11  --   Form of OEM Agreement between Registrant and Sungjin C&C, Ltd......                          *
10.12  --   NYC Transit Agreement..............................................                          *
16.1   --   Change of Accountants' Letter......................................                          *
23.1   --   Consent of Independent Certified Public Accountants................               Filed herewith
23.3   --   Consent of Milberg Weiss Bershad Hynes & Lerach LLP
            included in its opinion filed as Exhibit 5.1)

---------

*  Previously Filed


Item 28.         Undertakings

Registrant hereby undertakes:

(A) That it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

        (A) Include any prospectus required by section 10(a)(3) of the Securities Act;

        (B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

        (C) Include any additional or changed material information on the plan of distribution.

(B) That for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offer.

(C) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(D) To provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(E) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(H) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(F) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


(G) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, in the Town of Saddle Brook, New Jersey on September 25, 2001.

                      DIVERSIFIED SECURITY SOLUTIONS, INC.


                                            By: /s/ James E. Henry
                                                James E. Henry
                                                President

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

               SIGNATURE                             TITLE                        DATE
               ---------                             -----                        ----
        /s/ JAMES E. HENRY               President, Chief Executive              September 25, 2001
      --------------------------           Officer and Director
         (JAMES E. HENRY)

        /s/ IRVIN F. WITCOSKY             Executive Vice President,              September 25, 2001
      --------------------------            Secretary and Director
         (IRVIN F. WITCOSKY)

         /s/ LOUIS MASSAD                     Vice President, Treasurer,         September 25, 2001
      --------------------------        Chief Financial Officer and Director
           (LOUIS MASSAD)

        /s/ LEROY KIRCHNER*                          Director                    September 25, 2001
      --------------------------
          (LEROY KIRCHNER)

          /s/ Robert S. Benou                        Director                    September 25, 2001
      ---------------------------
           ROBERT S. BENOU


*By: /s/ Irvin F. Witcosky
      ---------------------------
      Irvin F. Witcosky
      Attorney-in-Fact
